Exhibit 10.2

EXECUTION VERSION

CERTAIN MATERIAL (INDICATED BY [***])_ HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

DRUG PRODUCT MANUFACTURING SERVICES AGREEMENT

THIS DRUG PRODUCT MANUFACTURING SERVICES AGREEMENT (this “Agreement”) is effective as of June 6, 2017 (the “Effective Date”) by and between Halo Pharmaceutical, Inc., a Delaware corporation (“Halo”), and Depomed, Inc., a California corporation (“Client”).

RECITALS

A. Client develops, markets and sells pharmaceutical products, including the product(s) generally known as NUCYNTA IR (as defined below).
B. Halo provides pharmaceutical product development, manufacturing and packaging services primarily from its facilities in New Jersey and Quebec.

C. Client desires to engage Halo to provide certain commercial manufacturing and related services to Client, and Halo desires to provide such services, on the terms and subject to the conditions set out below.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Glossary. The following terms shall, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Active Material” means the active pharmaceutical ingredient tapentadol, which the parties acknowledge is a controlled substances under Applicable Laws.

Halo Pharma • Confidential

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

“Active Material Cost” means Client’s cost to purchase and deliver to Halo Active Material, which cost is set forth on Schedule B.

“Affiliate” of a party means a business entity that directly or indirectly controls, is controlled by, or is under common control with such party, where “control” means the ownership of shares or other ownership interests or rights carrying at least a majority of the votes in respect of the election of the directors of a corporation or the equivalent managers of any other business form.  Notwithstanding anything to the contrary in this definition, Affiliates of Halo shall exclude any shareholders of Halo Pharmaceutical, Inc. and any business entity that would, but for this sentence, be an Affiliate of Halo solely by reason of its Affiliation with such shareholders.

“Applicable Laws” means all laws, statutes, ordinances, regulations, rules, judgments, decrees or orders of any Authority: (i) with respect to each party, in any jurisdiction in which such party actually operates or performs activities hereunder; (ii) with respect to Client, in any jurisdiction in which Active Material or Product are produced, marketed, distributed, used or sold; and (iii) with respect to Halo, in any jurisdiction expressly designated in the Specifications.  The term Applicable Laws includes cGMPs.

“Authority” means any governmental authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether international, supranational, federal, state, provincial, county or municipal, including any Regulatory Authority.

“Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in the state of New Jersey, United States, or the province of Quebec, Canada.

“cGMPs” means current good manufacturing practices as described in Parts 210 and 211 of Title 21 of the United States Code of Federal Regulations together with any binding FDA guidance documents pertaining to manufacturing and quality control practice, and any equivalent rules governing the manufacture of pharmaceutical products promulgated by any Regulatory Authority of any jurisdiction expressly designated in the Specifications; in each case, as in effect, updated, amended and revised from time to time during the Term.

“Commercially Reasonable Efforts” means, with respect to the performance of activities under this Agreement, the carrying out of such activities by a party using efforts and resources comparable to the efforts and resources that such party would devote to similar activities if conducted for itself or under another agreement of similar scope, taking into account commercial and other relevant factors.

“Components” means, collectively, all raw materials, ingredients and packaging (including labels, product inserts and containers), required to be used in order to produce the Products in accordance with the Specifications, other than the Active Material and Consumables.  The term Components includes Exclusive Components.

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Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

“Confidentiality Agreement” means the Mutual Nondisclosure Agreement between Halo and Client dated May 29, 2015, and amended on February 6, 2017, relating to the non-disclosure and non-use of confidential information.

“Conforming Product” means Products or Finished Goods, as applicable, delivered by Halo hereunder that meet the warranties set forth in Section 9.3(e).

“DEA” means the United States Drug Enforcement Agency or any successor thereto.

“FDA” means the United States government department known as the Food and Drug Administration or any successor thereto.

“Finished Goods” means the Product in its final configuration for purposes of this Agreement (e.g., tablets in bottles with labels and package insert) as described in the Specifications.

“Generic Equivalent” means any other pharmaceutical product that is an FDA AB-rated (or its foreign equivalent) generic version of a Product in the Territory, or a pharmaceutical product with the same Active Material (or therapeutically equivalent, bioequivalent, biosimilar and legally substitutable or interchangeable Active Material(s) thereto) and labeled indication(s) as a Product. A product produced by or on behalf of or authorized by Client, its Affiliates or licensors or any other authorized generic product will not constitute a Generic Equivalent.

“Intellectual Property” means all of a party’s intellectual property rights and embodiments thereof, including patents, patent applications, trademarks, trademark applications, tradenames, know-how, copyrights, Confidential Information, industrial designs, trade secrets and Inventions.

“Invention” means any invention, innovation, improvement, development, discovery, computer program, device, formulation, data, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable, together with all Intellectual Property rights therein.

“Inventory” means all inventories of Components, Consumables, Products, Finished Goods, and work-in-process purchased, produced, held or maintained by Halo as contemplated by Section 2.4(e) or Section 4.3, including any excess material purchased by reason of vendor’s minimum purchase requirements and long lead time material.  For the avoidance of doubt, Inventory does not include any Active Material.

“Latent Defect” means any defect that results in the Products or Finished Goods being nonconforming with the warranties of Section 9.3(e), which would not have been discoverable at delivery through a commercially reasonable visual inspection and was not known to Client at the time it accepted such Products or Finished Goods, as applicable.

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Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

“Manufacturing Services” means the manufacturing, quality control, quality assurance and stability testing, packaging, labeling and related services, as contemplated in this Agreement, required to produce Products and from Active Material and Components, and Finished Goods from Products.

“Manufacturing Site” means the facility owned and operated by Halo or a Halo Affiliate located at 30 North Jefferson Road, Whippany, New Jersey, 07981, USA.

“Maximum Credit Value” means the maximum value of Active Material that Halo can be required to credit in a Year in which a Shortfall arose pursuant to this Agreement, as set forth on Schedule B.

“NUCYNTA IR” means NUCYNTA® immediate release tablets, in strengths of 50 mg, 75 mg, and 100 mg as described in New Drug Application 022304.

“Price” means the per-bottle sale price for Finished Goods payable by Client to Halo and set forth in the Full Service Price column on Schedule A, as the same may be adjusted in accordance with this Agreement.

“Product” means NUCYNTA IR tablets containing the Active Material, as specifically listed on Schedule A, and as more specifically described in the Specifications.

“Quality Agreement” means the agreement between the parties setting out the quality assurance standards applicable to the Manufacturing Services and the parties’ responsibilities in respect thereof; a copy of the current Quality Agreement as of the Effective Date is attached hereto as Schedule F, which the parties agree will be updated as needed during the Term.

“Recall” means any action (i) by Client to recover title to or possession of quantities of Finished Goods sold or shipped to Third Parties (including any voluntary withdrawal of Finished Goods from the market) or (ii) by any Regulatory Authority to recall, withdraw from the market, order any corrective action, or otherwise detain or destroy any of the Finished Goods.

“Regulatory Authority” means any Authority competent to grant marketing, distribution and related approvals for pharmaceutical products in the Territory and in the jurisdictions in which the Manufacturing Site is located, including the FDA and DEA, as applicable.

“Samples” means samples of reasonable amounts of Active Material retained by Halo during a given Year as follows:  (i) Active Material that must be retained by Halo as samples and for stability, (ii) Active Material contained in Product that must be retained as samples, (iii) Active Material used in connection with testing (if applicable), and (iv) Active Material received or consumed in connection with technical transfer activities or development activities, including any regulatory, stability, validation or test batches manufactured during the Year

“Specifications” means, with respect to a Product and a Finished Good, the following written information, which Client shall provide to Halo (and may subsequently revise) in accordance with Section 3.3:

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Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(a) specifications for Active Material and those Components comprising excipients (e.g.,  if described in a pharmacopoeia, the monograph and any test methods; if not described in a  pharmacopoeia, a list of tests and limits for results for each excipient, including solvents, liquids to adjust pH and coatings, and any test methods; and in either case, microbiological limits for materials of natural origin and storage requirements);

(b) specifications for Components not comprising excipients (e.g., as applicable, primary and secondary packaging type and dimensions, artwork, labeling, inserts, etc. and storage requirements);
(c) Product manufacturing processes and directions;
(d) Finished Goods specifications;
(e) Product storage and shipping requirements; and

(d)all environmental, health and safety information relating to Active Material and Product, including material safety data sheets.

“Territory” means the geographic area specified in Schedule H where the Finished Goods are to be offered for sale by Client or its Affiliates or licensees.

“Third Party” or “Third Parties” means any person(s) or entity(ies), as applicable, other than Halo, Client, or their respective Affiliates.

“Third Party Rights” means the rights held by a third party in Intellectual Property.

“Year” means, (i) with respect to the first year of this Agreement, the period from the Effective Date up to and including December 31 of the same calendar year, (ii) with respect to the last year of this Agreement, the period from January 1 of such last calendar year up to and including the date of termination or expiration of this Agreement, and (iii) for all periods in between, a calendar year.

1.2 Index. The following terms are defined in the section of this Agreement indicated below:
Term	Section
Actual Annual Yield or AAY	2.3(c)
Agreement	Introductory paragraph
Broader Intellectual Property Rights	12.2(b)
Client	Introductory paragraph
Client Indemnitees	10.3(a)
Client Inventions	12.2(a)
CMC	7.8(c)
Commitment	3.2
Consumables	2.1(b)(iii)

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Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Deficiency Notice	6.1(a)
Dispute	13.1
Effective Date	Introductory paragraph
Exclusive Components	4.3(b)
Exclusive Components Purchasing Summary	4.3(b)
Facilitator	13.1
Firm Order	4.1(b)
First Production Year	5.1
Force Majeure Event	14.1
Forecast (including Forecasted)	3.2
Halo	Introductory paragraph
Halo Indemnitees	10.3(b)
Initial Term	8.1
Losses	10.3(a)
Materials Credit	2.3(e)
Non-Compliant Services	6.3(a)
Non-Conforming Product	6.1(a)
PPI	5.2
Purchase Order	4.1(a)
Quantity Converted	2.3(a)(iii)
Quantity Dispensed	2.3(a)(ii)
Quantity Received	2.3(a)(i)
Reconciliation Report	2.3(d)
Records	7.3
Renewal Term	8.1
Shortfall	2.3(d)
Supply Shortage	2.4(a)
Target Yield	2.3(b)
Target Yield Determination Batches	2.3(b)
Technical Dispute	13.2
Term	8.1

ARTICLE 2

HALO’s services

2.1 Manufacturing Services.

(a) Arrangement.  In consideration of Client’s payment of the fees due under, and the other terms and conditions of, this Agreement, Halo shall perform the Manufacturing Services at the Manufacturing Site in order to supply Finished Goods to Client and its designees for sale in the Territory, and during the Term, Client shall purchase from Halo, such quantities of Finished Goods as Client and its designees may order in accordance with the terms and conditions of this Agreement.  Except as specifically permitted in this Agreement, Client and its Affiliates and

Halo Pharma • Confidential

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

licensees shall purchase from Halo [***] of its and their requirements for Finished Goods in the Territory starting on the Effective Date and ending on the [***] anniversary of the date of the first Firm Order under this Agreement. Thereafter, except as specifically permitted in this Agreement, Client and its Affiliates and licensees shall purchase from Halo at least [***] of its and their requirements for Finished Goods in the Territory during the Term.

(b) Conversion of Active Material and Components. Halo shall convert Active Material and Components into Products in accordance with this Agreement.
(i) Active Material.

(A) Client will deliver all Active Material to Halo in accordance with Section 3.4.  Halo shall provide Client with a receipt of delivery with respect to each shipment of Active Material supplied by Client or its designee hereunder. Halo shall visually inspect Active Material upon receipt to verify their identity and quantity.  Except to the extent expressly required by the Specifications, Halo shall have no obligation to perform any testing of the Active Material. Halo shall notify Client in writing within [***] days after receipt of Active Material delivered by Client of any complaint regarding obvious qualitative faults or quantitative shortcomings of the Active Material, and Halo shall simultaneously send samples of faulty Active Material to Client or its designee. Halo shall notify Client in writing within [***] days of Halo becoming aware of any defects in the Active Material that may not or would not have been obvious at delivery by visual inspection of such Active Material made with reasonable care. Halo will assist Client, at Client’s expense, in substantiating any defects or shortcomings and otherwise assist Client in order for Client to obtain replacement Active Material or a refund or credit from Client’s supplier of Active Material.

(B) Halo shall be and remain responsible for the proper care and handling of all quantities of Active Material received from Client or its designee hereunder. Halo shall hold all Active Material supplied by Client separate (individually identifiable storage in rows or racking) from other materials owned or acquired by Halo and other Third Parties and shall identify the Active Material as the property of Client.  Halo shall store, handle, and protect the Active Material with the same level of care that Halo stores, handles, and protects Halo’s own active pharmaceutical ingredients, but in no event less than a commercially reasonable level of care, which shall include taking commercially reasonable precautions to ensure that no such Active Material is subject to contamination, deterioration, destruction, or theft.

(C) Halo shall use such Active Material only to provide the Manufacturing Services. Since the Active Material are controlled substances within the meaning of Applicable Laws, Halo shall request and use Commercially Reasonable Efforts to obtain from the applicable Regulatory Authority, including the DEA, appropriate quota allowances for such Active Material in sufficient quantities to meet Client’s Forecasts for Products to be manufactured by Halo in accordance with the terms of this Agreement. Halo shall store such Active Material in accordance with the Specifications and Applicable Laws.

Halo Pharma • Confidential

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(D) Client shall provide, at its own cost, the Active Material to Halo for use in any replacement Products or Finished Goods produced in accordance with Article 6; provided that, in the event that the failure of the Products or Finished Goods to be Conforming Products was caused solely or primarily by Halo, Halo shall reimburse Client for the cost of the Active Material used in the replacement Products or Finished Goods. In no event, however, shall Halo’s liability to reimburse Client for the cost of Active Material used in any replacement Products or Finished Goods in any Year exceed [***]. The limit on Halo’s liability for the cost of Active Material in the preceding sentence shall not apply to the cost of Active Material being stored at the Manufacturing Site that is lost or damaged as a result of Halo’s negligence, other than as a result of Halo’s failure to produce Conforming Products, and Halo shall be liable for the full cost of such lost or damaged Active Material less any insurance proceeds received by Client for such Active Material.

(ii) Components.  Halo shall purchase all Components and audit and approve all vendors for such Components at Halo’s expense as required by the Specifications and as further described in Section 4.3.  Halo shall procure only Components that are warranted by the vendor to have been manufactured in accordance with cGMPs.  Halo shall test all Components after receipt at the Manufacturing Site as required by the Specifications and the Quality Agreement.

(iii) Consumables.  Halo shall purchase all columns, standards, tooling, and other Client-approved, project-specific items necessary for Halo to perform the Manufacturing Services (“Consumables”).  Halo shall charge through to Client all Third Party vendor fees for such purchases at Halo’s actual documented cost.

(iv) Equipment. Except as the parties may agree in writing from time to time, Halo shall provide at its cost all equipment needed to perform the Manufacturing Services.

(v) Batch Number and Expiration Date.  Halo will assign each batch of Product manufactured by it assigned a unique batch number using Halo’s batch numbering system.  This batch number will appear on all documents relating to the particular batch of Product.  Halo will calculate the expiration date for each batch of Product by adding the expiration period of Active Material supplied by Client to the date of manufacture of such batch.

(c) Packaging.  Halo shall package Product as required by the Specifications.  Halo shall be responsible for imprinting or affixing the batch number and expiration date of each batch of Product onto the Finished Goods and shipping cartons as described in the Specifications and required by the Quality Agreement and cGMPs.  Halo’s name shall not appear on any Product packaging except to the extent (i) required by any Applicable Laws or (ii) Client expressly consents in writing to such use of its name.

(d) Quality Control.  Halo shall perform the Product quality control and quality assurance testing required by the Quality Agreement.  Product batch review and release to Client shall be the responsibility of Halo’s quality assurance group.  Halo shall perform such batch review and release responsibilities in accordance with Halo’s standard operating procedures.  Unless prevented by deviations or failures, or agreed to in writing by Client, Halo will complete its batch

Halo Pharma • Confidential

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

review within [***] calendar weeks following completion of Product production. Each time Halo delivers a batch of Product to Client, Halo shall provide Client with a certificate of analysis and certificate of compliance for such batch.  At Client’s request, Halo will provide copies of additional batch documentation, including batch manufacturing records, lot packaging records, equipment data printouts, raw material data, and laboratory notebooks, at no additional cost for one copy.

2.2 Generic Competition.    During the Term, neither Halo nor its Affiliates or successors in interest shall, directly or indirectly, manufacture, supply or otherwise facilitate the manufacture and/or supply of a Generic Equivalent to or by a Third Party.

2.3 Active Material Yield.

(a) Interim Inventory Reports.  Halo shall provide Client with quarterly inventory reports for the Active Material held by Halo at the Manufacturing Site.  Each inventory report shall be in substantially the form set forth on Schedule C, shall be based on data from Halo’s manufacturing resource planning (MRP) system and/or manufacturing batch records, and shall contain the following information with respect to the applicable period:

(i)“Quantity Received”:  The total quantity labeled on drums of Active Material received at the Manufacturing Site that comply with the Specifications, less any incoming samples, retains or quantities used for testing purposes (such as stability samples);

(ii)“Quantity Dispensed”:    The total quantity of Active Material dispensed from inventory at the Manufacturing Site in connection with commercial manufacturing of Product, less any (A) Active Material that must be retained by Halo as samples and stability, (B) Active Material contained in Product that must be retained as samples, (C) Active Material used in connection with testing (if applicable) and (D) Active Material received or consumed in connection with technical transfer activities or development activities, including any regulatory, stability, validation, or test batches manufactured; and

(iii)“Quantity Converted”:    The total amount of Active Material contained in Product produced with the Quantity Dispensed (including any replacement Product produced in accordance with Article 6), which Product was delivered by Halo to Client and not rejected, Recalled or returned in accordance with Article 6 as a result of Non-Compliant Services, excluding normal loss of Active Material typical in the industry resulting from sampling, testing, and compliance with quality control requirements of Applicable Laws, on an average annual basis.

(b) Target Yield.  As of the Effective Date, the target yield of Active Material used in the Products at the Manufacturing Site shall be at least [***] (the “Target Yield”). The Target Yield shall be reviewed after Halo has produced a minimum of ten (10) commercial production batches of Products at the Manufacturing Site pursuant to this Agreement (“Target Yield Determination Batches”), after which the parties may agree to adjust the Target Yield for the Active Material used in Products at the Manufacturing Site upon mutual written agreement; provided, that the Target Yield Determination Batches shall not include any batches that were

Halo Pharma • Confidential

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

produced in production runs involving technical difficulties or involving an extraordinary loss of Active Material, as agreed by both parties.

(c) Actual Annual Yield and Report.  Within sixty (60) days after the end of each Year, Halo shall prepare for the Active Material used in the Products an annual reconciliation report substantially in the form attached as Schedule D (the “Reconciliation Report”), including the calculation of the “Actual Annual Yield” or “AAY” for such Active Material used in such Products at the Manufacturing Site during the Year, expressed as a percentage of Quantity Dispensed and calculated as follows:

Quantity Converted during the Year + Samples

Quantity Dispensed during the Year

(d) Shortfall Calculation.  If the Actual Annual Yield falls more than [***] below the Target Yield for a given Year, then the shortfall for such Year (the “Shortfall”) shall be determined based on the following calculation:

[(Target Yield-[***]) – AAY] ÷100 * Active Material Cost * Quantity Dispensed

Any Shortfall shall be disclosed by Halo on the Reconciliation Report and Halo will undertake an investigation of the reasons for the Shortfall.

(e) Materials Credit.  If there is a Shortfall for a given Year, Halo shall credit Client’s account for the amount of such Shortfall within sixty (60) days after the end of such Year, up to a maximum aggregate credit amount equal to the Maximum Credit Value (the amount of such Shortfall as capped by the Maximum Credit Value, the “Materials Credit”).  Each Materials Credit shall be summarized on the Reconciliation Report and shall be used to offset amounts owed to Halo under invoices issued to Client in accordance with Section 5.4.  Upon expiration or termination of this Agreement, Halo shall pay Client an amount equal to any remaining Materials Credit (i.e., that was not used to offset invoices issued to Client) within ninety (90) days following the date of such expiration or termination.

(f) No Material Breach.  It shall not constitute a material breach of this Agreement by Halo, for the purposes of Section 8.2(a), if the Actual Annual Yield is less than the Target Yield; provided that if the Actual Annual Yield falls more than [***] below the Target Yield for a given Year, Client may elect to terminate this Agreement under Section 8.2(a), unless such fall in the Actual Annual Yield is due to the supply of defective Active Material to Halo hereunder in such Year.

2.4 Supply Shortages and Safety Supplies.

(a) Supply Shortage.  A “Supply Shortage” shall be deemed to have taken place if quantities of Conforming Product supplied by Halo to Client on or before or within ten (10) days after the scheduled delivery date are less than [***] of the quantities specified in Firm Orders issued by Client, over a period of [***] consecutive months, unless such shortage is the result of any one or more of the following reasons: (i) a lack of availability of Active Material due to

Halo Pharma • Confidential

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Client’s failure to supply such Active Material on a timely basis or lack of DEA procurement quota, (ii) defects in the Active Material as of the date it is delivered to Halo by Client or its designee, which is not reasonably discoverable by Halo by visual inspection and testing as required under Section 2.1(b)(i)(A), (iii) a significant increase in Client’s Forecast for Product that results in a shortage of any Components, or (iv) any Force Majeure Event.  A Supply Shortage shall be considered a material breach of this Agreement, but such breach shall be deemed cured upon tender of delivery by Halo of Conforming Product within the applicable cure period.

(b) [***].  Subject to Halo’s obligations to other existing Halo clients as of the Effective Date, to the extent that any anticipated or actual failure to deliver the full quantity of Finished Goods in a Purchase Order can be remedied or minimized by providing [***] for the Products and/or Finished Goods at the Manufacturing Site, for example by providing [***] to the [***] at the Manufacturing Site, Halo shall provide such [***] for the Products and/or Finished Goods.

(c) Failure to Supply.  At any time during the Term following the date of the first Firm Order under this Agreement, in the event a Supply Shortage, which, for clarity, cannot result from a failure to supply Active Material on a timely basis to Halo hereunder, occurs [***] or more times within any [***] consecutive month period, which shall include a failure to supply Conforming Product, Client may, in its sole discretion and by providing written notice to Halo, indicate its election to immediately either (i) terminate this Agreement, or (ii) reduce Client’s and its Affiliates’ and licensees’ exclusivity obligations under Section 2.1(a) to obtain from Halo at least [***] of their respective requirements of the Finished Goods in the Territory.  Any such written notice to Halo under this Section 2.4(c) must be delivered within ninety (90) days of the event giving rise to such notice in order for such election to be effective.

(d) Failure to Meet Specifications.  Upon Halo’s discovery that there is a potential for any batch or lot of Products or Finished Goods (in-process, released and/or marketed) to fail to conform to the Specifications, Halo will promptly notify Client of the discovery thereof and of the nature thereof in detail, including supplying Client with all investigatory reports, data and communications, out-of-specification reports and data and the results of all outside laboratory testing and conclusions, if any. Halo shall investigate all such failures promptly as set forth in the Quality Agreement, and at its expense (unless such failure is due to supply of defective Active Materials to Halo hereunder, in which case the expense will be borne by Client), cooperate with Client or its designee in determining the cause for the failure and a corrective action to prevent future failures.

(e) Safety Supplies.  Halo shall maintain an inventory of Active Material (subject to DEA quotas) and Components that would reasonably be expected to suffice for Halo to meet Client’s then-current Forecast.  Halo shall turn over all such safety supplies as new Active Material and Components are received or new lots of Product are delivered, respectively, to optimize the shelf life of such safety supplies.  Halo shall promptly notify Client in writing at any time if it reasonably anticipates that additional amounts of Active Material will be needed for Halo to meet Client’s then-current Forecast.  If Halo reasonably believes that it is or will be unable to obtain a sufficient supply of Components from Third Party vendors for Halo to meet Client’s then-current

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Forecast, Halo shall promptly notify Client in writing and Client shall have the right to negotiate directly with such Third Party vendors to secure an adequate supply of such Components.  If Client fails to take possession of Finished Goods within [***] days following its release, Client shall pay Halo a monthly storage fee of $[***] per pallet per month thereafter for storing such Finished Goods with partial pallets charged on a full pallet basis.  Upon [***] weeks’ written notice to Client, Halo shall have the option to ship to Client at Client’s expense any Finished Goods, Products, Components and Active Material held by Halo in inventory hereunder longer than [***] months, provided Halo has been properly turning over such safety supplies in accordance with this Section 2.4(e).

2.5 Manufacturing Site.  Except as otherwise approved in writing by Client, Halo shall perform the Manufacturing Services exclusively at the Manufacturing Site in order to manufacture and supply Finished Goods to Client for sale in the Territory.  Halo shall at its own cost obtain on a timely basis and maintain all necessary licenses, permits and approvals of Authorities, and make any required filings with Regulatory Authorities as further specified in Section 7.8, in respect of the operation of Halo’s business generally, the Manufacturing Site, and the performance of services of the nature of the Manufacturing Services.

2.6 Second Manufacturing Site.

(a) At any time during the Term, the parties agree that Client may elect, at its sole discretion, to have one of: (i) itself, (ii) its Affiliate, (iii) Halo at a second, separate manufacturing site, or (iv) a Third Party manufacturer selected by Client, qualified with all applicable Regulatory Authorities, to manufacture and supply the balance of Client’s and its Affiliates’ and licensees’ requirements of the Products and Finished Goods in the Territory during the Term, provided that Client agrees that any supply of Finished Goods from such additional site will remain subject to Client’s agreement to purchase certain quantities of Finished Goods from Halo as set forth in this Agreement.

(b) During the Term, when Client is ready to seek a second manufacturing site for the manufacture and supply of the balance of Client’s and its Affiliates’ and licensees’ requirements of the Products and Finished Goods in the Territory during the Term, it will so notify Halo in writing, unless Client decides to have itself or its Affiliate qualified as the second manufacturing site. Within forty-five (45) days of receiving such notice, Halo will confirm by written response to Client whether or not Halo is interested in negotiating with Client to manufacture and supply such balance of Products and Finished Goods at a second, separate manufacturing site other than the Manufacture Site. If Halo does not confirm its interest within such 45-day period, Client will not be required to have any further discussions with Halo regarding such second manufacturing site. If Halo does confirm its interest within such 45-day period, Client will include Halo in its process for negotiating and selecting a second manufacturing site, provided Halo understands that Client may negotiate simultaneously with other Third Party manufacturers for such second manufacturing site. Client and Halo will negotiate in good faith the terms of a definitive supply agreement directed to the manufacture and supply of the balance of Client’s and its Affiliates’ and licensees’ requirements of the Products and Finished Goods in the Territory during the Term at a second, separate manufacturing site, including the financial terms thereof. If the parties are unable to enter

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into a definitive supply agreement directed to such second manufacturing site within one hundred and twenty (120) days after Halo’s confirmation of interest, then Client will be free to enter into a definitive supply agreement with a Third Party manufacturer at any time thereafter, provided the financial terms of such Third Party manufacturer agreement are no less favorable to Client as a whole than the terms last offered by Halo.

ARTICLE 3

CLIENT OBLIGATIONS

3.1 Payment.   Client shall pay Halo the fees set forth on Schedule A for the provision of Manufacturing Services (including the Price for the Finished Goods, the annual product review fee, the supplier audit fees and commercial stability fees) and all other amounts owing pursuant to this Agreement (including in respect of Components and Consumables), as specified in this Agreement.

3.2 Rolling Forecasts.  Concurrently with the execution of this Agreement, Client shall provide Halo with a written twenty-four (24) month forecast of the volume of each Finished Good that Client anticipates it will require Halo to supply during each month of that 24-month period (the “Forecast”).  Client shall provide Halo with an updated Forecast (i) on or before the tenth (10th) day of each calendar month on a rolling 24-month basis and (ii) promptly following any determination by Client that the volumes set forth in the Forecast most recently provided to Halo have changed [***] or more.  The first three (3) months of each Forecast shall be binding on Client with respect to the quantities of Product specified therein (the “Commitment”), and the balance shall be a non-binding, good faith estimate.  Client shall place orders for Manufacturing Services against the Forecast as specified in Article 4.

3.3 Specifications.  Prior to the Effective Date, Client has provided Halo with a preliminary copy of the Specifications pertaining to Products and Finished Goods which are attached to Schedule A.  Prior to Client placing its first Firm Order, Client shall provide Halo with originally executed copies of final Specifications and other Product-related and Finished Good-related information reasonably requested by Halo in connection with the Manufacturing Services.  Client may revise the Specifications from time to time, so long as (i) Client provides Halo with originally executed copies of such revised Specifications, (ii) the parties have complied with Section 5.4, and (iii) the parties have agreed on a timeline for Halo’s implementation of such change.

3.4 Active Material.  Client shall, at its sole cost and expense, deliver the Active Material to Halo DDP (Incoterms 2010) the Manufacturing Site specified by Halo during the Term in sufficient quantities and at such times as to enable Halo to timely provide the Manufacturing Services.  Title to and risk of loss of the Active Material shall at all times remain with Client, and Client will insure the Active Material at Client’s cost.  Client acknowledges and agrees that the timely delivery of the Active Material is a threshold event to Halo’s ability to supply Product by the scheduled delivery date set forth in a Purchase Order. Any failure of Client or its designee to timely deliver to Halo Active Material shall extend, day-for-day of such delayed delivery by Client or its designee, the scheduled delivery date of the corresponding Products Manufactured by Halo hereunder using such Active Material, and Halo shall have no liability to Client or its Affiliates

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or licensees as a result thereof for such delay in the scheduled delivery date of such Products, provided however that such delay shall not constitute a material breach of this Agreement.

3.5 Packaging.  Halo will perform the packaging and testing of Product under the Specifications in the Territory, including quality control, quality assurance, stability testing, packaging, and related services, set forth in this Agreement, required to package and test the Product, and resulting in the Finished Goods. Client shall be solely responsible for the development all artwork and labeling in connection with Product packaging into Finished Goods, including all associated content and intellectual property matters, and Client will be responsible for submitting any such artwork and labeling to all applicable Authorities responsible for the approval of the Products in the Territory.  Client may, in its sole discretion and at its cost, make changes to Product packaging, including labels, inserts and cartons; provided, that Client shall be responsible for the cost of all obsolete Components held by Halo when any such changes occur to the extent Halo procured such Components consistent with Client’s then-current Forecast and the vendor’s minimum purchase requirements.  Client may also request multi-country packaging as specified in Section 5.5.  Any failure of Client or its designee to timely provide to Halo necessary artwork or labeling shall extend, day-for-day of such delay by Client or its designee, the scheduled delivery date of the corresponding Products Manufactured by Halo hereunder using such artwork or labeling, and Halo shall have no liability to Client or its Affiliates or licensees as a result thereof for such delay in the scheduled delivery date of such Products, provided however that such delay shall not constitute a material breach of this Agreement.

3.6 Quality Control. Client shall have sole responsibility for the release of Finished Goods to the market and for handling customer matters as contemplated by Section 6.5.

3.7 Permits.  Client shall at its own cost obtain on a timely basis and maintain all licenses, permits and approvals of Regulatory Authorities, and make any required filings with Regulatory Authorities as further specified in Section 7.8, in respect of the operation of Client’s business generally, the Manufacturing Site, the Finished Goods and the Specifications, including, without limitation, all marketing and post-marketing approvals. Halo shall maintain Manufacturing Site in a state of repair and operating efficiency consistent with the requirements of the Specifications, the Manufacturing Services, cGMP and Applicable Laws. Halo shall maintain in the Manufacturing Site adequate and segregated holding accommodations (segregated as defined as a row or physical storage location designation) for the Finished Goods, Products, and all intermediates thereof, used in Manufacturing Services in accordance with the Specifications, the Manufacturing Services, cGMP and Applicable Laws. If required under Applicable Laws, all Finished Goods shall be held by Halo in a segregated area until delivery to Client.

ARTICLE 4

ORDERS, authorization to procure, SHIPMENT

4.1 Orders.
(a) Purchase Orders. From time to time as provided in this Section 4.1(a), Client shall submit to Halo a binding, non-cancellable purchase order for Manufacturing Services identifying

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an order number, the Finished Goods to be manufactured, the number of batches, the batch size (to the extent the Specifications permit batches of different sizes), Client’s requested delivery date for each batch, and any other elements necessary to ensure the timely production and delivery of the Finished Goods (each, a “Purchase Order”).  Concurrently with the submission of each Forecast, Client shall submit a Purchase Order for all portions of the Commitment not already ordered.  Purchase Orders for quantities of the Finished Goods in excess of the Commitment shall be submitted by Client at least three (3) months in advance of the delivery date requested in the Purchase Order.

(b) Firm Orders.  Halo will confirm in writing each Purchase Order, including the Product, quantity and scheduled delivery date, within [***] Business Days of receipt, provided that if Client receives no written communication from Halo within [***] Business Days of receipt of the Purchase Order, the Purchase Order will be deemed accepted by Halo.  If Halo is unable to meet the delivery date requested by Client in its Purchase Order, Halo shall so notify Client in Halo’s confirmation of such Purchase Order and provide to Client an alternative scheduled delivery date, which shall not be more than thirty (30) days earlier or later than the initial delivery date requested by Client in its Purchase Order.  Only upon Halo’s confirmation of Client-issued Purchase Orders will such orders become firm (each, a “Firm Order”).  In the event Halo provides a written communication rejecting a Purchase Order (e.g., because of insufficient manufacturing lead time based on the scheduled delivery date in such Purchase Order), the communication will state the reason for the rejection, and the Parties will discuss in good faith reasonable modifications to such Purchase Order. Halo may change the scheduled delivery date of any Firm Order within a +/- five (5) day window to a new scheduled delivery date upon written notice to Client (and without Client’s prior approval).  Halo may not change the quantity of Product in any Firm Order except with Client’s prior written approval; provided, that Client shall accept any minor change in quantity delivered due to normal yield variation.  Client may not change the quantity of Product in any Firm Order; provided, that Client may cancel any Firm Order without penalty or other liability if (i) Halo is unable to meet the delivery date requested by Client in its Purchase Order within +/- thirty (30) days or (ii) a Supply Shortage then exists; unless any failure by Halo to meet such delivery date or such Supply Shortage is due to a failure to supply Active Material on a timely basis to Halo hereunder.

(c) Rejection; Excess Volume.  Halo may reject any Purchase Order without penalty or liability to Client (i) for any Product quantities that are in excess of the Commitment, (ii) if Halo has an insufficient DEA procurement quota in respect of the applicable Active Material, or (iii) the Purchase Order is not given in accordance with this Agreement. Notwithstanding the foregoing, Halo shall use Commercially Reasonable Efforts to supply Client with quantities of Product that are up to [***] of Commitment quantities, subject to Halo’s other supply commitments and manufacturing, packaging and equipment capacity.

4.2 [Intentionally Deleted.]

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4.3 Authorization to Procure.

(a) Reliance on Forecast.  Client understands and acknowledges that Halo will rely on the Forecast, Commitment and Firm Orders to procure Components necessary for Halo to fulfill its obligations to supply Product under this Agreement.  In addition, Client understands that to ensure an orderly supply of such Components, it may be desirable for Halo to purchase such Components in sufficient volumes to meet the anticipated requirements for Products set forth in part of the Forecast, or for such longer period as the parties may agree.  Accordingly, Client authorizes Halo to purchase Components sufficient to satisfy Client’s Product requirements set forth in the first [***] months of the Forecast most recently provided by Client to Halo pursuant to Section 3.2, and such longer period as the parties may agree in writing from time to time.  If Components ordered by Halo as permitted by this Section 4.3(a) are not included in Products manufactured for Client within [***] months after the Forecasted month in respect of which such purchases were made (or such longer period as the parties may agree) or if such Components have expired during such period, Client shall reimburse Halo its documented costs for procuring and testing such items.

(b) Exclusive Components.    Halo shall provide Client with a list substantially in the form set forth on Schedule G (the “Exclusive Components Purchasing Summary”) of all Components unique to Client, the Products or the Finished Goods that Halo expects to purchase pursuant to Section 2.1(b)(ii) (“Exclusive Components”), in keeping with the volumes of Finished Goods set forth in the then-current Forecast, Commitment and Firm Orders.  Halo shall provide a preliminary Exclusive Components Purchasing Summary following execution of this Agreement, a revised version following receipt of final Specifications, and thereafter an updated version on an annual basis.  The Exclusive Components Purchasing Summary shall indicate which Exclusive Components have a limited shelf life and which are subject to minimum order quantities as specified by the vendor.  Client shall reimburse Halo its documented costs for procuring and testing all Exclusive Components purchased by Halo for use under this Agreement that are not used to perform Manufacturing Services prior to the expiry of the Exclusive Component’s shelf life, provided the Exclusive Components are purchased as permitted under Section 4.3(a).  Client will also be responsible for all costs incurred by Halo in connection with (i) Halo’s qualification of any Exclusive Components vendor that has not been previously qualified by Halo and (ii) any subsequent audit requested by Client of such vendor.

(c) Reimbursement.  Reimbursement from Client under this Section 4.3 shall be due, where applicable, within thirty (30) days after Halo provides written notice to Client that the relevant Component has not been used within the required time period or has expired.  Halo shall deliver to Client documentation reasonably sufficient to support the amount of such reimbursement; provided, that Halo shall not be obligated to provide specific pricing information regarding any Component that is subject to confidentiality obligations between Halo and its vendor.  In respect of any unused, but unexpired, Components reimbursed by Client hereunder, to the extent such Components are incorporated into Product subsequent to such reimbursement, Halo will credit Client for the amount reimbursed to Halo under this Section 4.3.

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(d) Halo shall not be liable for any delay in delivery of Product if (i) Halo is unable to obtain any Component in a timely manner and (ii) Halo placed orders for such Component in keeping with this Section 4.3.  In the event that any Component becomes subject to purchase lead time beyond [***] months, the parties will negotiate in good faith an appropriate amendment to Section 4.3(a).

4.4 Shipment.

(a) Risk of Loss and Title.  Halo shall ship the Finished Goods to Client or its designee Ex Works (Incoterms 2010) the Manufacturing Site.  Risk of loss of the Finished Goods shall remain with Halo until Halo loads the Finished Goods onto the carrier’s vehicle for shipment at the shipping point, at which time risk of loss shall transfer to Client.  To the extent not already held by Client, title to the Finished Goods shall transfer to Client concurrently with risk of loss.

(b) Packing and Transport.  Halo shall pack and label shipping containers in accordance with Applicable Laws and transport guidelines, the Specifications, and Client’s written instructions (to the extent not inconsistent with any of the foregoing).  At Client’s request, risk and expense, and with the express consent of Client, Halo shall further arrange for shipping that meets any applicable requirements of the Specifications (such as controlled temperature and humidity).  Client shall arrange for insurance and shall select the freight carrier to be used by Halo to ship the Finished Goods.

ARTICLE 5

PRICING, COSTS, invoicing and payment

5.1 First Year Price.  Each Price set forth on Schedule A is valid through the first full calendar year of commercial production of the Finished Goods under this Agreement (the “First Production Year”); provided, that Halo reserves the right to revise the Price if such commercial manufacturing has not commenced within twelve (12) months of the Effective Date.  Halo also reserves the right to revise the Price if this Agreement is substantially amended after the Effective Date, subject to Client’s written consent, which shall not be unreasonably withheld, conditioned or delayed.

5.2 Subsequent Year Price Adjustments.  Effective on January 1 of each Year following the First Production Year during the Term, the Price shall be adjusted to reflect (i) inflation, which adjustment shall be based on the increase in the United States Producers Price Index for Pharmaceutical Preparations (“PPI”), published by the United States Department of Labor, Bureau of Labor Statistics in September of the then-current Year compared to the same month of the preceding Year, and (ii) documented changes in Component costs, so as to pass on to Client the actual amount of any increase or decrease in such costs, provided, however, that the actual amount of any increase in such Component costs will only be passed on to Client to the extent such cost increase exceeds any adjustment based on the PPI.  Halo shall provide in writing to Client by November 1 of each Year the updated Price for the subsequent Year, with appropriate supporting documentation; provided, that Halo may redact confidential portions of any supporting documents subject to obligations of confidentiality between Halo and its vendors, provided further that Client

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shall have a right to have a reputable firm of independent accountants audit Halo’s records only to the extent that they are directly related to and form the basis for such documented Price adjustment; provided that such accountants first enter into a confidentiality agreement reasonably acceptable to Halo.  Such revised fee shall be effective with respect to any Finished Goods delivered by Halo after the end of the then -current Year.

5.3 Current Year Price Adjustments.  During any Year of this Agreement, the Price shall be adjusted in accordance with this Section 5.3 to reflect extraordinary increases or decreases in Component costs due to market conditions.  A material change shall be deemed to have occurred if the aggregate cost for all Components of a given Finished Good increases or decreases by [***] or more of the total Component costs for such Finished Good upon which the most recent fee quote was based.  To the extent that a Price has been previously adjusted pursuant to Section 5.2 or this Section 5.3 to reflect an increase or decrease in the cost of one or more Components, the adjustment above shall operate based on the costs attributed to such Components at the time the last such adjustment was made.  Halo shall provide in writing to Client the revised Price, with documentation to support both Halo’s normal forecasted cost and new materially changed cost; provided, that Halo may redact confidential portions of any supporting documents subject to obligations of confidentiality between Halo and its vendors, provided further that Client shall have a right to have a reputable firm of independent accountants audit Halo’s records only to the extent that they are directly related to and form the basis for such documented Price adjustment; provided that such accountants first enter into a confidentiality agreement reasonably acceptable to Halo.  Such revised Price shall be effective with respect to any Finished Goods delivered by Halo on or after the first day of the month following Client’s receipt of Halo’s notice.

5.4 Price Adjustments Due to Technical Changes.  Amendments to a Product’s master batch record, Specifications or the applicable Quality Agreement requested by either party will be implemented only following a technical and cost review by the parties, and are subject to Client and Halo reaching agreement on appropriate revisions to the Price and any other impacted fees under this Agreement.  If the parties agree to proceed with such amendment and Client accepts a proposed fee revision, Halo shall implement the proposed change on the agreed timeframe, and the revised fee shall apply only to Finished Goods that are manufactured under the amended master batch record, Specifications or Quality Agreement, as applicable.  In addition, Client shall purchase from Halo any Inventory rendered obsolete as a result of such amendment based on the procedure described in Section 8.4(c), subject to the last sentence of Section 8.4.

5.5 Multi-Country Packaging Requirements.  If and when Client decides that it wishes to have Halo provide Manufacturing Services in respect of Product for countries in addition to those countries that then comprise the Territory, Client shall inform Halo of the packaging requirements for each additional country and Halo shall prepare a quotation for consideration by Client of any revised Component costs and changeover fees for Product destined for each additional country.  The agreed additional packaging requirements and related packaging costs and change over fees shall be set out in a written amendment to this Agreement as contemplated by Section 14.2.

5.6 Invoicing. Invoices shall be sent by fax or email to such fax number or email address as Client may provide to Halo in writing from time to time. Halo shall invoice Client for Finished Goods

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on the date on which Halo notifies Client that the Finished Goods have been released by Halo’s quality assurance department and is ready for shipment.  Each invoice for Finished Goods shall, to the extent applicable, identify Client’s Purchase Order number, Product batch numbers, names and quantities, Price, freight charges and the total amount to be remitted by Client.  Halo shall also submit to Client with each shipment of Finished Goods an invoice covering such shipment.  Halo shall invoice Client for all other fees due under this Agreement (including in connection with Components and Consumables) as and when appropriate.  Any fees assessed on an annual basis will be invoiced as of the first day of each Year during the Term.  Each such invoice shall reference this Agreement and identify in reasonable detail the nature of the charges therein or in a separate agreement.  Notwithstanding the foregoing, each process validation batch of Product will be invoiced upon completion of manufacturing activities for such batch at [***] of the commercial per bottle Price for such batch at an assumed [***] yield. Each packaging validation batch of Product will be invoiced at [***] of the commercial per bottle Price at an assumed [***] yield upon completion of packaging activities for such batch. Validation batch sample analysis will be invoiced upon completion of testing activities.

5.7 Payment Terms.  Client shall pay all invoiced amounts that are not subject to a good faith dispute by Client in full within thirty (30) days following the invoice date.    Client shall make payment in U.S. dollars, and otherwise as directed in the applicable invoice.  If any payment is not received by Halo by its due date, Halo may, in addition to any other remedies available at equity or in law, charge interest on the outstanding sum from the due date (both before and after any judgment) at two percent (2%) per month (or, if less, the maximum amount permitted by Applicable Laws) until paid in full.

5.8 Taxes.  All taxes, duties and other amounts assessed by any Authority (excluding tax based on net income and franchise taxes) on Active Material, Manufacturing Services or Product are the responsibility of Client, and Client shall reimburse Halo for all such taxes, duties and amounts paid by Halo to any Authority (or such sums will be added to invoices directed at Client, where applicable).

ARTICLE 6

PRODUCT CLAIMS AND RECALLS

6.1 Product Claims.

(a) Product Claims.  Client has the right to reject any portion of any shipment of Finished Goods that is alleged not to be Conforming Product (“Non-Conforming Product”) without invalidating any remainder of such shipment.  Client or its designee shall inspect Finished Goods supplied by Halo upon receipt thereof and shall give Halo written notice (a “Deficiency Notice”) of all claims that such Finished Goods are Non-Conforming Product within forty-five (45) days after Client’s or its designee’s receipt thereof (or, in the case of Latent Defects, within forty-five (45) days after discovery thereof by Client or its designee, but in no event after the expiration date of the Finished Goods), together with a sample of the Non-Conforming Product.  Should Client fail to provide Halo with the Deficiency Notice within the applicable 45-day period,

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then the Finished Goods shall be deemed to have been accepted by Client as of the 46th day after delivery or discovery, as applicable, and Halo shall have no liability therefor.

(b) Evaluation.  Upon receipt of a Deficiency Notice, Halo shall have fifteen (15) days to advise Client in writing whether it agrees or disagrees with the Deficiency Notice.  If Client and Halo fail to agree within fifteen (15) days after Halo's disagreement notice as to whether any Finished Goods identified in the Deficiency Notice are Non-Conforming Product, then the parties shall mutually select an independent laboratory or qualified person, as appropriate, to evaluate whether such Finished Goods are Non-Conforming Product and the cause of any non-conformity.  Such evaluation shall be binding on the parties.  If such evaluation confirms that such Finished Goods are Non-Conforming Products or if Halo does not disagree with the Deficiency Notice, such Finished Goods shall be deemed properly rejected under this Section 6.1, and Halo shall bear the expenses associated with the evaluation, if any.  If such evaluation determines that Finished Goods are Conforming Product, Client shall be deemed to have accepted delivery of such Finished Goods on the date of such determination, and Client shall bear the expenses associated with such evaluation.

(c)Shortage. Claims for shortages in the quantity of Finished Goods shipped by Halo shall be dealt with as may reasonably be agreed to by the parties in the ordinary course of business.

6.2 Product Recalls.

(a) Records and Notice.  Halo and Client shall each maintain such records as may be necessary to permit a Recall of any Finished Goods delivered to Client, its Affiliates or licensees, or their respective customers.  Each party shall promptly notify the other by telephone (to be confirmed in writing) of any information that might affect the marketability; safety or effectiveness of any Finished Goods and/or that might result in a Recall of any Finished Goods.  The decision to initiate a Recall or to take some other corrective action, if any, shall be made and implemented solely by Client.

(b) Recalls.  In the event (i) any Authority issues a directive, order or, following the issuance of a safety warning or alert with respect to a Finished Good, a written request that any Finished Goods be Recalled, (ii) a court of competent jurisdiction orders such a Recall, or (iii) Client determines that any Finished Goods should be Recalled, Halo will co-operate as reasonably requested by Client, having regard to all Applicable Laws.

6.3 Halo’s Responsibility for Non-Conforming and Recalled Products.

(a) Non-Conforming Product.  In the event Client rejects Finished Goods in accordance with Section 6.1 and defect in Non-Conforming Product is determined to have arisen solely from Halo’s failure to provide the Manufacturing Services in accordance with the Specifications, the Quality Agreement and/or Applicable Laws (including cGMPs) (“Non-Compliant Services”), Halo will credit Client’s account for the invoiced Price for such Non-Conforming Products.  If Client shall have previously paid for such Non-Conforming Products, Halo shall promptly, at Client’s election, either (i) offset the invoiced Price for such Non-Conforming Products against

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other amounts due to Halo hereunder or (ii) replace such Non-Conforming Products with Conforming Products, contingent upon the receipt from Client of Active Material necessary for the manufacture of such replacement Products. Subject to Section 2.1(b)(i)(D), Halo’s responsibility for any loss of Active Material in connection with Non-Conforming Product shall be captured and calculated in the Actual Annual Yield under Section 2.3 and will be subject to the Maximum Credit Value.

(b) Recalled Product.  Halo shall not be responsible for any Recall costs and shall be entitled to full payment for all Finished Goods delivered if a Recall is due to clinical reasons that cannot be solely attributed to Halo’s Non-Compliant Services.  Notwithstanding the foregoing, to the extent that a Recall results from Halo’s Non-Compliant Services, Halo shall be responsible for Client’s documented [***] of conducting such Recall, including the [***] of the recalled Finished Goods and all other documented [***] incurred in connection with such Recall, and shall use its Commercially Reasonable Efforts to replace the Recalled Products with Conforming Products, contingent upon the receipt from Client of all Active Material necessary for the manufacture of such replacement Products. Subject to Section 2.1(b)(i)(D), Halo’s responsibility for any loss of Active Material in connection with Non-Conforming Product shall be captured and calculated in the Actual Annual Yield under Section 2.3 and will be subject to the Maximum Credit Value.  If Halo is unable to replace the Recalled Products (except where such inability results from a failure to receive the required Active Material), Client may request Halo to reimburse Client for the Price paid by Client for Manufacturing Services in respect of the affected Finished Goods. If there is any dispute concerning whether such Recall of Finished Goods arose from such Finished Goods being Non-Conforming Product, either party may exercise any right or remedy available to it, after following the Dispute procedures set forth in Article 13, below, including litigation, regarding any other dispute concerning which party’s acts or omissions gave rise to such Recall of Finished Goods.

(c) Limitations.  For avoidance of doubt, Halo shall have no obligation for Non-Conforming Product if any deficiencies in, or other liabilities associated with, such Non-Conforming Product (i) are caused by deficiencies with respect to the Specifications, by the safety, efficacy or marketability of the Finished Goods or by any distribution of the Finished Goods, in each case not resulting from Non-Compliant Services, (ii) result from any defect in Active Material or other materials supplied by Client as of the date such material is delivered to Halo by Client or its designee, which is not reasonably discoverable by Halo by visual inspection and testing as required under Section 2.1(b)(i)(A), (iii) are caused by actions of Third Parties occurring after such Finished Goods are shipped by Halo pursuant to Section 4.4(a), or (iv) are caused by any other breach by Client of its obligations under this Agreement.

6.4 Disposition of Non-Conforming Products.  Client shall not, without Halo’s prior written consent, dispose of any Non-Conforming Products in relation to which it intends to assert a claim against Halo.  Halo shall bear the cost of disposition with respect to Non-Conforming Products in relation to which it bears responsibility under Section 6.3.  In all other circumstances, Client shall bear the cost of such disposition.

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6.5 Customer Questions and Complaints.  Client or its designee shall have the sole responsibility for responding to questions and complaints from Client’s customers and for handling customer returns of the Finished Goods.  Questions or complaints received by Halo from Client’s customers shall be promptly referred to Client in writing.  Halo shall co-operate and provide such information as reasonably required to allow Client to determine the cause of, respond to, and resolve any customer questions and complaints.  Unless it is determined that the cause of any customer complaint is Non-Compliant Services, all costs incurred by Halo under this Section 6.5 shall be borne by Client.

6.6 Sole Remedy.  Except for Halo’s indemnity obligations under Section 10.3(a) and subject to the limitations set forth in this Agreement (including Sections 10.1 and 10.2), the remedies described in this Article 6 shall be Client’s sole remedy for any Non-Conforming Product and/or Non-Compliant Services.

ARTICLE 7

COOPERATION

7.1 Quarterly Review.  Promptly following execution of this Agreement, each party shall appoint one of its employees to be a relationship manager responsible for liaison between the parties.  The relationship managers shall meet not less than quarterly to review the current status of the business relationship and manage any issues that have arisen.

7.2 Communication with Authorities.  Subject to Section 7.8, Halo may communicate with any Authority, including any Regulatory Authority, regarding Products and Finished Goods if, in the opinion of Halo’s counsel, such communication is necessary to comply with the terms of this Agreement or the requirements of any Applicable Laws; provided, that unless, in the reasonable opinion of Halo’s counsel, there is a legal prohibition against doing so, Halo shall permit Client to accompany and take part in any communications with the Regulatory Authority regarding Products and Finished Goods, and to receive copies of all such communications from the Regulatory Authority regarding Products and Finished Goods.  Nothing in this Agreement shall be construed to limit Client’s ability to communicate with any Authority, including any Regulatory Authority, concerning the Products and Finished Goods; provided, that to the extent such communication pertains to the Manufacturing Services, unless, in the reasonable opinion of Client’s counsel, there is a legal prohibition against doing so, Client can request and shall permit Halo to accompany and take part in communications with the Regulatory Authority regarding Manufacturing Services, and Client will provide Halo with copies of all communications from the Regulatory Authority regarding Manufacturing Services.

7.3 Records and Accounting by Halo.  Halo shall keep materially complete and accurate records of the manufacture, testing, storage, and shipping of Products and Finished Goods, including master batch records, completed batch records, quality control documentation and results for all acceptance tests performed (collectively, “Records”) and retain samples of Products and Finished Goods as necessary to comply with Applicable Laws, as well as to assist with resolving any Product and Finished Good complaints and other similar investigations.  Copies of Records and samples shall be retained for a period of one (1) year following the date of Product expiry, or

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longer if required by Applicable Laws, at which time Client will be consulted prior to any decisions concerning the delivery and destruction of such Records, subject to Section 14.3.
7.4 Audit/Inspection by Client.

(a) Halo agrees that Client and its agents shall have the right exercisable no more than once per 12 month period (other than “for cause” audits, which may be conducted more frequently), to inspect the Manufacturing Site as well as the manufacturing of Products, Finished Goods, and any intermediates thereof, as applicable, including inspection of (i) the materials used in the manufacture of Products and Finished Goods, (ii) the holding facilities for such materials. including the Active Material, the Products, and the Finished Goods, (iii) the equipment used in the Manufacturing Services, and (iv) all records relating to such Manufacturing Services and the Manufacturing Site. Notwithstanding the provisions of this Section 7.4(a), Client shall have no obligation or be deemed to have an obligation to inspect the Manufacturing Site. Any agents conducting such inspection must first enter into a confidentiality agreement reasonably acceptable to Halo.

(b) Following such audit, if in Client’s sole discretion, it is appropriate, Client shall discuss its observations and conclusions with Halo and, if any Non-Compliant Services were identified in such audit, Halo shall use Commercially Reasonable Efforts to implement such corrective actions as needed to address such Non-Compliant Services within ninety (90) days after notification thereof by Client, subject to the provisions of Section 5.4, provided, however, that in the event such corrective action is directed to the Manufacturing Site or its equipment and relates to a process or analytical cGMP issue/regulatory risk, such corrective action shall be at Halo’s cost.

(c) Client and its agents may inspect Halo’s Records, samples, and reports relating to this Agreement at a reasonable frequency, but not more than once per Year unless for cause, during normal business hours and with reasonable advance notice, provided a Halo representative is present during any such inspection.  This right to inspect shall extend throughout the Term and for so long as Finished Product manufactured by Halo under this Agreement remains on the market.  Any agents conducting such inspection must first enter into a confidentiality agreement reasonably acceptable to Halo.

7.5 Access.  Halo shall provide Client with reasonable access at mutually agreeable times to Manufacturing Site areas in which Products and/or Finished Goods are manufactured, handled, stored or shipped in order to permit Client's verification of the performance of the Manufacturing Services in accordance with the Specifications and Applicable Laws (including cGMPs).

7.6 Notification of Regulatory Inspections or Action.   Halo shall notify Client within one (1) Business Day of learning of any inspections by any Regulatory Authority specifically involving any Products or Finished Goods, and Client shall have the right to attend any such inspection.  Halo shall notify Client of receipt of any Form-483’s, warning letters or any other significant regulatory action that (i) could reasonably be expected to impact the regulatory status of any Products, Finished Goods, or Halo’s ability to perform Manufacturing Services, (ii) relate to the

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manufacture or storage of the Products and Finished Goods, or (iii) concern the Manufacturing Site.  Halo shall provide to Client un-redacted copies of the sections of all Form-483’s or comparable regulatory notices that are specific to the manufacturing of the Products and Finished Goods for Client.

7.7 Reports.  On an annual basis, Halo will provide Client with a copy of all Product and Finished Goods data in its control (including release test results, complaint test results, and all investigations in manufacturing, testing and storage) that Client reasonably requires in order to complete any filing required by any Regulatory Authority, including an annual report within the meaning of 21CFR314.81(b)(2).  Each Year at a mutually agreed date, Halo will provide Client with a copy of the annual product review report within the meaning of 21CFR211.180(e).  Any additional reports requested by Client beyond the scope of cGMPs and customary requirements of Regulatory Authorities shall be subject to an additional fee to be agreed upon between Halo and Client.

7.8 Regulatory Filings.

(a) Regulatory Authority.  Client shall have the sole responsibility for filing all Product-specific and Finished Goods-specific documents with all Regulatory Authorities and taking any other actions that may be required for the receipt and/or maintenance of Regulatory Authority approval for the commercial manufacture of the Products and Finished Goods.  Halo shall assist Client, to the extent consistent with Halo’s obligations under this Agreement, to obtain Regulatory Authority approval for the commercial manufacture of all Products and Finished Goods as quickly as reasonably possible.  Halo shall have the sole responsibility for filing all documents with Regulatory Authorities and taking any other actions that may be required for the receipt and/or maintenance of Regulatory Authority licensure of the Manufacturing Site.

(b) Verification of Data.  At least twenty one (21) days prior to filing in connection with obtaining regulatory approval of the Products any documents with any Regulatory Authority that incorporate data generated by Halo, Client shall provide Halo with a copy of the documents incorporating such data so as to give Halo the opportunity to verify the accuracy of such documents as they relate to the Halo generated data.

(c) Verification of CMC.  At least twenty one (21) days prior to filing with any Regulatory Authority any documentation which is or is equivalent to the FDA’s Chemistry and Manufacturing Controls (“CMC”) related to any marketing authorization, such as a New Drug Application or Abbreviated New Drug Application, for a Product, Client shall provide Halo with a copy of the CMC documents which have relied upon Halo data for preparation.  Such disclosure shall permit Halo to verify that the CMC accurately describes the work that Halo has performed and the manufacturing processes that Halo will perform pursuant to this Agreement.  Client shall provide Halo with copies of those sections of FDA filings at the time of submission that contain chemistry, manufacturing and controls information derived from Halo data regarding such Product.

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(d) Deficiencies.  If, acting reasonably, Halo determines that any of the information provided by Client in accordance with clause (b) or (c) above is inaccurate or deficient, Halo shall notify Client in writing of such matter within ten (10) Business Days of receipt of documents from Client. The parties shall work together to have such matters resolved prior to Client’s submission to the Regulatory Authority.

ARTICLE 8

TERM AND TERMINATION

8.1 Term.  Unless terminated earlier by one of the parties in accordance with Section 8.2, this Agreement shall become effective as of the Effective Date and shall continue until December 31, 2025 (the “Initial Term”), and thereafter, this Agreement shall automatically renew for successive terms of two (2) Years (each, a “Renewal Term”), unless either party gives written notice to the other party of its intention to terminate this Agreement at least twenty-four (24) months prior to the end of the then-current Initial Term or Renewal Term. The Initial Term together with all Renewal Terms or parts thereof shall be referred to in this Agreement as the “Term”.

8.2 Early Termination.

(a) Either party may terminate this Agreement upon written notice to the other party if other party has failed to remedy a material breach of this Agreement within ninety (90) days following receipt of a written notice that describes the breach in reasonable detail and expressly states that it is a notice under this Section 8.2(a).

(b) Either party may terminate this Agreement immediately without further action (including without any written notice to the other party) in the event that (i) the other party is declared insolvent or bankrupt by a court of competent jurisdiction, and such declaration or order remains in effect for a period of sixty (60) days, (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by such other party, or (iii) this Agreement is assigned by such other party for the benefit of creditors.

(c) Client may terminate this Agreement as to any Product and applicable portion of the Territory upon thirty (30) days’ prior written notice to Halo in the event that (i) any Authority takes any action or raises any objection that prevents Client from importing, exporting, purchasing or selling such Product in all or part of the Territory, or (ii) subject to Section 8.3, Client elects to discontinue selling or otherwise withdraws from the market such Product in all or part of the Territory.

(d) Client may immediately terminate this Agreement as to any Product and applicable portion of the Territory, pursuant to the terms of Section 2.4(c);
(e) Either party may terminate this Agreement upon written notice as permitted by Section 14.1 (Force Majeure).
8.3 Product Discontinuation. Client shall use Commercially Reasonable Efforts to provide at least twelve (12) months’ advance notice to Halo if it intends to no longer order Manufacturing

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Services for a Product during the Term due to its election to discontinue or otherwise withdraw from the market any Product in all or part of the Territory.
8.4 Obligations on Termination. If this Agreement expires or is terminated in whole or in part for any reason, then, in addition to the applicable terms of Section 8.5:

(a) At Client’s election, Halo shall either (i) complete any Products or Finished Goods that are a work in process, which Products and Finished Goods shall be subject to Section 8.4(b), or (ii) cease such work and transfer such work in process into storage containers, which work in process shall be subject to Section 8.4(c); it being understood that if Client fails to timely make such an election or if termination is by Halo under Section 8.2(a) or 8.2(b), clause (ii) above shall automatically apply;

(b) Client shall take delivery of and pay for, at the Price in effect at the time, all completed, undelivered Product that Halo has produced pursuant to a Firm Order;

(c) That Halo may redact confidential portions of any supporting documents subject to obligations of confidentiality between Halo and its vendors. Client shall purchase, at Halo’s cost, all Inventory then in stock or that is later delivered by a Third Party vendor pursuant to non-cancellable orders, and shall reimburse Halo for any cancellation fees assessed by Third Party vendors for Inventory orders that are cancellable;

(d) Halo shall return to Client all unused Active Material and deliver to Client all Inventory paid for by Client pursuant to clause (c) above;

(e) Each party shall, at the request of the other party, return all data, files, records and other materials in such party’s possession or control containing or comprising the other party’s Confidential Information, except one copy which may be retained for legal purposes only;

(f) Halo shall maintain reserve samples and batch production records in accordance with Applicable Laws;

(g) At Client’s election, Halo shall either (i) continue to perform any ongoing stability testing or (ii) ship the stability samples to Client; it being understood that if Client fails to timely make such an election or if termination is by Halo under Section 8.2(a) or 8.2(b), clause (ii) above shall automatically apply;

(h) At Client’s request and so long as Client is not in breach of Article 11, Halo shall permit Third Parties to access to the Manufacturing Site for purposes of effecting a technology transfer of Client’s Products, Finished Goods and Specifications, subject to Halo’s prior written consent, which shall not be unreasonably withheld;

with any costs incurred by Halo’s to comply with the foregoing obligations, including shipping and related expenses, to be borne by Client, except in the event of termination of this Agreement for Halo’s uncured material breach under Section 8.2(a), in which case Halo shall bear all such expenses.  In lieu of taking possession of any of the materials described in clause (b), (c), (d), or

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(e) above, Client may direct Halo to destroy such items, which Halo shall cause to be done at Client’s cost.

8.5 Survival.  Any termination or expiration of this Agreement shall not affect any obligations or payments due hereunder and outstanding as of the date of such termination or expiration, nor shall it prejudice any other rights or remedies that a party may have under this Agreement.  Notwithstanding any termination or expiration of this Agreement for any reason, the parties rights and obligations under the following provisions shall survive and continue in effect in accordance with their respective terms: Sections 2.3(c), 2.3(d) and 2.3(e) (in each case, solely with respect to calculation and payment of any Materials Credit accruing prior to termination or expiration), Section 2.4(d) (for so long as Finished Product manufactured by Halo under this Agreement remains on the market), Section 2.4(e) (solely with respect to storage payments and shipment of Finished Goods, Products, Components and Active Materials held by Halo in inventory longer than six (6) months), Sections 3.1, 4.3(c), 5.7, 5.8, and 7.2, Section 7.3 (for the time period set forth therein), Section 7.4(c) (for the time period set forth therein),  Sections 8.4 and 8.5, and Article 6, Article 9 (provided that Sections 9.1, 9.2 and 9.3 shall survive solely for purposes of determining indemnification obligations for breach of representations that occurred prior to expiration or termination of this Agreement), Article 10 (provided that Section 10.4 shall survive only for so long as Finished Product manufactured by Halo under this Agreement remains on the market), Article 11 (for the time period set forth therein), Articles 12 and 13, and Article 14 (other than Section 14.2).

ARTICLE 9

REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1 Authority.  Each party represents and warrants to the other that (a) it has the full right and authority to enter into this Agreement, (b) it is in good standing in its jurisdiction of organization and all jurisdictions in which it operates, (c) the execution and delivery of this Agreement and the performance of such its obligations hereunder do not conflict with, or constitute a default or require any consent under, any contractual obligation of such party, and (d) it will comply with all Applicable Laws in performing its obligations under this Agreement.

9.2 Client Warranties. Client covenants, represents and warrants to Halo that:

(a) the preliminary copy of the Specifications provided by Client to Halo further to Section 3.3 is true and accurate in all material respects, and, to the best of Client’s knowledge, there will be no material change to such Specifications after the Effective Date;

(b) Client owns or has a valid right and license to use all Specifications for each Product and Client may lawfully disclose all Specifications to Halo for Halo’s use in connection with providing Manufacturing Services;

(c) to Client’s knowledge as of the Effective Date, all Intellectual Property (other than Halo’s Intellectual Property) provided by Client to Halo for use in connection with providing Manufacturing Services (i) may lawfully be used by Halo in connection with providing

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Manufacturing Services and (ii) so long as Halo uses such Intellectual Property solely as contemplated by this Agreement, such use does not and will not infringe, violate or misuse any Third Party Rights;

(d) to Client’s knowledge as of the Effective Date, there are no Third Party Rights related to Client’s Intellectual Property that would be infringed, violated or misused by Client’s performance of the Agreement;

(e) it has no knowledge of any claims, actions or other actual or threatened legal proceedings, the subject of which is the infringement, violation or misuse of Third Party Rights related to any Specifications, Active Material or Product, including the manufacture, use, distribution, sale or other disposition of any Active Material or Product;

(f) to Client’s knowledge as of the Effective Date, all artwork, the content of all labelling and packaging, and all other Specifications comply with Applicable Laws;

(g) to Client’s knowledge, all Active Material Client will provide to Halo hereunder will be manufactured in accordance with Applicable Laws, including cGMPs, and shall at the time of delivery under Section 3.4 meet all Specifications and not be adulterated, misbranded or mislabeled within the meaning of Applicable Laws;

(h) the Active Material Cost fairly and accurately reflects Client’s actual, out-of-pocket cost to procure the Active Material from Third Party vendors and provide it to Halo; and
(i) all Product delivered to Client by Halo hereunder shall be held, used, distributed, sold and otherwise disposed of by or on behalf of Client in accordance with all Applicable Laws.
9.3 Halo Warranties. Halo covenants, represents and warrants to Client that:

(a) to Halo’s knowledge as of the Effective Date, there are no Third Party Rights related to Halo’s Intellectual Property that would be infringed, violated or misused by Halo’s performance of the Agreement;

(b) it has no knowledge of any claims, actions or other actual or threatened legal proceedings or investigations by any Regulatory Authority, the subject of which is (i) the infringement, violation or misuse of Third Party Rights related to any Halo’s Intellectual Property or (ii) the violation of Applicable Laws by Halo or the Manufacturing Site;

(c) it does not and will not use in the performance of its obligations under this Agreement the services of any person debarred or suspended under 21 U.S.C. §335(a) or (b);

(d) it does not have and will not hire as an officer or employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the Federal Food, Drug, and Cosmetic Act;

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(e) all Products and Finished Goods provided to Client hereunder (i) have been manufactured in accordance with Applicable Laws, including cGMPs, and the Quality Agreement; (ii) shall at the time of delivery under Section 4.4(a) meet all Specifications, and will conform with the certificate of analysis and certificate of compliance provided therewith; (iii) will not be adulterated, misbranded or mislabeled within the meaning of Applicable Laws; (iv) have been manufactured at the Manufacturing Site, which is in compliance with Applicable Laws at the time of such manufacture; (v) will be manufactured, packaged, and labeled in accordance with cGMP and ICH guidelines and in accordance with the requirements of the applicable Regulatory Authorities; (vi) shall be free from defects in material and workmanship; (vii) will have a shelf life expiring no earlier than 18 months after the date of delivery by Halo under Section 4.4; and (viii) shall conform to the applicable batch number and expiration date; provided,  however, the foregoing representations and warranties made by Halo will not be applicable to the Products and Finished Goods provided to Client hereunder to the extent of (and Halo shall not be liable for any defect in Product attributable to) any defect in Active Material as of the date such Active Material is delivered to Halo by Client or its designee hereunder, which is not reasonably discoverable by Halo by visual inspection and testing as required under Section 2.1(b)(i), or incorrect or unlawful Specifications (including artwork and labeling); and

(f) unencumbered title to all Products and Finished Goods will be conveyed to Client upon delivery.

9.4 Limited Warranty.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION, WARRANTY OR GUARANTEE OF ANY KIND, EITHER EXPRESS OR IMPLIED, BY FACT OR LAW.  HALO EXPRESSLY DISCLAIMS THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTY OF MERCHANTABILITY WITH RESPECT TO THE PRODUCTS.

ARTICLE 10

REMEDIES, INDEMNITIES and INSURANCE

10.1 No Consequential Damages.  Except for liabilities expressly assumed under each party’s indemnification obligations hereunder, or for any breach of Article 11 (Confidentiality), under no circumstances whatsoever shall either party be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for (a) any (direct or indirect) loss of profits, revenues, production, anticipated savings, data, business or goodwill or (b) any other liability, damage, cost or expense of any kind incurred by the other party of an indirect, consequential, punitive or special nature, regardless of any notice of the possibility of such damages.

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10.2 Limitation of Liability.

(a) Active Material. Except as expressly set forth in this Agreement, under no circumstances whatsoever shall Halo be responsible for any loss or damage to the Active Material. Subject to Section 2.1(b)(i)(D), Halo’s maximum liability for loss or damage to all Active Material shall not exceed the Maximum Credit Value in any given Year.

(b) Maximum Liability. Halo’s maximum liability under this Agreement for any reason whatsoever resulting from a breach of its representations, warranties or other obligations under this Agreement shall not exceed [***].  The foregoing shall not apply to (i) Halo’s wilful misconduct, (ii) any amounts due to Third Parties by Halo as a result of Halo’s indemnification obligations under Section 10.3, or (iii) or Halo’s breach of Article 11 (Confidentiality).

10.3 Indemnification.

(a) By Halo.  Halo agrees to defend, indemnify and hold Client, its Affiliates, and their respective officers, employees and agents (“Client Indemnitees”) harmless against any and all losses, damages, costs, claims, demands, judgments and liability to, from and in favor of Third Parties (“Losses”) resulting from or relating to (i) a breach by Halo of its obligations, warranties, or representations under this Agreement, including any failure by Halo to perform the Manufacturing Services in accordance with the Specifications, the Quality Agreement, and/or Applicable Laws (including cGMPs), (ii) the negligence, recklessness or wilful misconduct of any Halo Indemnitee, or (iii) any actual or alleged infringement, violation or misuse of any Third Party Rights solely in respect of any aspect of Halo’s Intellectual Property used in the Manufacturing Services; in each case except to the extent that such Losses arise or result from the negligence, recklessness, wilful misconduct or breach of this Agreement by any Client Indemnitee.

(b) By Client.  Client agrees to defend, indemnify and hold Halo, its Affiliates, and their respective officers, employees and agents (“Halo Indemnitees”) harmless against any and all Losses resulting from or relating to (i) a breach by Client of its obligations, warranties, or representations under this Agreement, (ii) the negligence, recklessness or wilful misconduct of any Client Indemnitee, (iii) any actual or alleged infringement, violation or misuse of any Third Party Rights in respect of any aspect of any Product (other than solely by reason of Halo’s Intellectual Property), or (iv) any distribution, sale or use of or exposure to any Active Material or Product or Finished Goods; in each case except to the extent that such Losses arise or result from the negligence, recklessness, wilful misconduct or breach of this Agreement by any Halo Indemnitee.

(c) Procedure.  In the event of a claim, the party seeking indemnity shall: (a) promptly notify the indemnifying party of any such claim; (b) use Commercially Reasonable Efforts to mitigate the effects of such claim; (c) reasonably cooperate with the indemnifying party in the defense of such claim; and (d) permit the indemnifying party to control the defense and settlement of such claim using counsel reasonably satisfactory to the indemnified party, all at the indemnifying party’s cost and expense.  The indemnified party may be represented by its own counsel in connection with such claim, and such representation shall be at the indemnified party’s own expense unless the indemnifying party fails to assume the defense of such claim as required

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hereunder. The indemnifying party shall have the right, after consultation with the indemnified party, to resolve and settle any such demand, action or lawsuit; provided that, in no event may the indemnifying party compromise or settle any such demand, action or lawsuit in a manner which admits fault or negligence on the part of the indemnified party or includes injunctive relieve or includes the payment of money or other property by the indemnified party without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed.

10.4 Insurance.
(a) Coverage. Each party shall purchase and maintain insurance, at its own expense, as required to protect Client and Halo as follows:

(i) Commercial General Liability Insurance (Primary) with limits of not less than five million dollars ($5,000,000) per occurrence and in the aggregate for bodily injury, personal injury and property damage, with coverage for blanket contractual liability, products and completed operations, independent contractors and severability of interest;

(ii) Automobile Liability with a limit of liability not less than one million dollars ($1,000,000) per occurrence combined single limit for bodily injury (including death) and property damage liability, with coverage for owned, non-owned and hired vehicles;

(iii) Excess or Umbrella Coverage of not less than twenty-five million dollars ($25,000,000); and

(iv) Professional Liability (errors and omissions) insurance with limits of not less than five million dollars ($5,000,000) per occurrence and in the aggregate, and including coverage for gross negligence.

(b) Additional Requirements.  The foregoing insurance, excluding auto, shall be on a claims made basis, shall remain in force throughout the Term and for three (3) years following expiration or termination of this Agreement, and shall be maintained with companies having an A.M. Best’s rating of A- VII or better.   Each party shall provide the other party with certificates of insurance evidencing the required insurance within three (3) days of the Effective Date of this Agreement and thereafter on written request.  In no event shall work be performed until such evidence of the required insurance has been furnished.  Each party shall give the other party at least thirty (30) days’ prior written notice in the event of cancellation or non-renewal of any such required insurance.  Each party shall name the other party, its agents and employees, as additional insureds on all policies of required insurance.

10.5 Reasonable Allocation of Risk.    The provisions of this Agreement (including this Article) are reasonable and create a reasonable allocation of risk having regard to the relative profits the parties respectively expect to derive from the Products; and that Halo, in its fees for the provision of the Manufacturing Services, has not accepted a greater degree of the risks arising from the manufacture, distribution, sale and use of the Products, based on the fact that Client has developed the Products and requires Halo to manufacture and label the Products strictly in accordance with

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the Specifications; and that Client and not Halo is in a position to inform and advise potential users of the Products as to the circumstances and manner of use of the Products.
ARTICLE 11

CONFIDENTIALITY

11.1 Confidentiality.  The provisions of the Confidentiality Agreement shall apply to all confidential information (within the meaning of the Confidentiality Agreement) exchanged between the parties in connection with this Agreement.  The scope of the Confidentiality Agreement shall be deemed automatically expanded as necessary to cover the activities contemplated by this Agreement, and in the event the Confidentiality Agreement expires or is terminated prior to the expiration or termination of this Agreement, the terms of the Confidentiality Agreement shall continue to govern the parties’ obligations of confidentiality with respect to any confidential information hereunder for the Term and for ten (10) years following expiration or termination of this Agreement, as though such Confidentiality Agreement remained in full force and effect.

11.2 Publicity.  Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby, including identifying the other party as a business partner or in connection with any scholarly or industry publications or presentations, without the other party’s express prior written consent.  The foregoing shall not apply to the extent disclosure is required under Applicable Laws, by any Authority or by the rules of any stock exchange on which the securities of the disclosing party are listed, in which case the disclosing party shall use Commercially Reasonable Efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing or making the disclosure.  This Section 11.2 is intended to supplement, and not to supersede, the parties’ obligations under the Confidentiality Agreement.

ARTICLE 12

INTELLECTUAL PROPERTY

12.1 Intellectual Property.

(a) Existing Intellectual Property.  Subject to the other provisions of this Article 12:  (a) each party shall retain exclusive ownership rights to all Intellectual Property owned or controlled by (whether through license, sublicense or contract, or through control over an Affiliate with such right) such party (i) prior to the Effective Date, or (ii) independent of this Agreement and without the use of any Confidential Information of the other party; (b) neither party has, nor shall it acquire, any interest in any of the other party’s Intellectual Property except to the extent expressly set forth in this Agreement, and (c) each party agrees not to use any Intellectual Property of the other party except as specifically authorized by the other party or as required for the performance of its obligations under this Agreement.

(b) License to Halo. Subject to the terms and conditions of this Agreement, during the Term, Client hereby grants to Halo a non-exclusive, paid-up, royalty-free, non-transferable,

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limited license to use Client’s Intellectual Property solely in connection with the Manufacturing Services provided by Halo under this Agreement. Halo acknowledges and agrees that the license granted in this Section 12.1(b) is for the sole purpose of enabling Halo to use the Intellectual Property of Client to perform the Manufacturing Services for or on behalf of Client and its Affiliates and licensees pursuant to this Agreement.  Halo acknowledges and agrees that Client reserves and retains whatever right, title and interest Client has in and to the Client’s Intellectual Property, subject to the license granted herein.

(c) License to Client.  Subject to the terms and conditions of this Agreement, Halo hereby grants to Client, an exclusive (even as to Halo), transferable, royalty-free, fully paid-up license, including the right to sublicense to Client’s Affiliates and licensees, to use Halo’s Intellectual Property solely to use, import, export, market, sell, offer for sale and/or otherwise commercialize the Products and Finished Goods supplied hereunder by Halo in the Territory.

12.2 Inventions.

(a) Client Inventions.  All right, title and interest in and to any Inventions generated, created, developed, discovered or derived by or on behalf of Halo or any of its employees, contractors or agents in the course of performing the Manufacturing Services, to the extent specific to, or dependent upon, the development, manufacture, use and/or sale of Client’s Products or Finished Goods, and all Intellectual Property pertaining to such Inventions (“Client Inventions”), shall be the exclusive property of Client or its designee.  Such Client Inventions are included in the Intellectual Property licensed to Halo under Section 12.1(b).  Halo agrees to assign and does hereby assign, and shall cause its employees, contractors or agents to so assign, to Client or its designee any and all of its right, title or interest Halo may have in or to the Client Inventions.

(b) Halo Inventions.  All Inventions generated or derived by or on behalf of Halo or any of its employees, contractors or agents in the course of performing the Manufacturing Services to the extent they are not Client Invention, and which have application to manufacturing processes or formulation development of drug products or drug delivery systems generally, and all Intellectual Property pertaining to such Inventions, shall be the exclusive property of Halo (the “Broader Intellectual Property Rights”).  Halo hereby grants to Client a perpetual, non-exclusive, paid-up, royalty-free, sublicensable license to use Halo’s Broader Intellectual Property Rights to manufacture or have manufactured Client’s Products and Finished Goods.

(c) Disclosure.  Halo shall promptly submit to Client a written description of all Inventions generated or derived by or on behalf of Halo or any of its employees, contractors or agents in the course of performing the Manufacturing Services, including any Client Inventions and Broader Intellectual Property Rights.  Client may disclose Broader Intellectual Property Rights in any patent application claiming Client Inventions, as Client may reasonably require to support the claimed subject matter of such patent application, subject to Halo’s prior written approval, which shall not be unreasonably withheld or delayed.

(d) Each party shall be solely responsible for the costs of filing, prosecution and maintenance of patents and patent applications on its own Intellectual Property.

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ARTICLE 13

DISPUTE RESOLUTION

13.1 Escalation.  The parties shall try to resolve any dispute arising out of or in connection with this Agreement other than a dispute determined in accordance with Section 6.1(b) (a “Dispute”) amicably between themselves before resorting to any formal dispute resolution proceeding.  To this end, either party may send a notice of Dispute to the other, whereupon each party shall appoint, within ten (10) Business Days, a single, senior representative having full power and authority to resolve the Dispute (a “Facilitator”).  The Facilitators shall meet and discuss as necessary to try to resolve the Dispute as quickly as practicable.

13.2 Technical Disputes.  Where a Dispute relates exclusively to technical aspects of the Manufacturing Services or related activities under this Agreement (a “Technical Dispute”), the Facilitators shall be competent to address the technical nature of the issues in question.  If, despite their reasonable efforts, the Facilitators have not resolved the Technical Dispute within a reasonable period of time given the nature of the issue, but in any event within thirty (30) Business Days of the date of the Dispute notice, the Technical Dispute shall, at the request of either party, be referred for determination to an expert in accordance with Schedule E.  If the parties cannot agree whether a dispute is a Technical Dispute, Section 13.3 shall govern.  For the avoidance of doubt, nothing in this Agreement (including Schedule E) is intended to or shall remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether any Finished Goods are to be released for sale or distribution.

13.3 Commercial Disputes.  If a party fails to timely appoint a Facilitator or if, despite their reasonable efforts, the Facilitators have not resolved a Dispute (other than a Technical Dispute) within one (1) month from the date of the Dispute notice, the Dispute shall immediately be referred to the President of each party (or such other officer as he/she may designate), who will meet and discuss as necessary to try to resolve the Dispute.  Should such officers fail to resolve the Dispute, either party may resort to a court of competent jurisdiction or any other method of binding dispute resolution on which the parties may agree.

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ARTICLE 14

MISCELLANEOUS

14.1 Force Majeure.  Neither party shall be liable for the failure to perform its obligations under this Agreement if such failure is occasioned by a cause or contingency beyond such party's reasonable control, including strikes or other labor disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, lack of or inability to obtain fuel, power or components or compliance with any order or regulation of any Authority acting within color of right (a “Force Majeure Event”).  A party claiming a right to excused performance under this Section 14.1 shall immediately notify the other party in writing of the extent of its inability to perform, which notice shall specify the Force Majeure Event.  If the performance of any obligation under this Agreement is delayed owing to a Force Majeure Event for any continuous period of more than ninety (90) days, the other party may terminate this Agreement without penalty upon written notice to the party unable to perform.  Neither party shall be entitled to rely on a Force Majeure Event to relieve it from an obligation to pay money (including any interest for delayed payment) that would otherwise be due and payable under this Agreement.

14.2 Additional Products and Expanded Territory.  Additional products and countries may be added to this Agreement upon the parties written agreement, and such additional products and countries shall be governed by the general conditions hereof.  The parties shall amend or supplement this Agreement (including the Schedules) as necessary to reflect their agreement with respect to product-specific or country-specific terms, including Price and Territory.

14.3 Right to Dispose and Settle.  If Halo requests in writing Client’s direction with respect to disposal of any Inventory, Active Material, equipment, Records, samples or other items belonging to Client and is unable to obtain a response from Client within a reasonable time period after making reasonable efforts to do so, Halo shall have the right to dispose of such items at Client’s expense (which may be by set off against any credit on Client’s account).

14.4 Notices.  Any notice, approval, instruction or other written communication required or permitted hereunder shall be sufficient if made or given to the other party by personal delivery, by facsimile communication, by delivery via nationally recognized overnight courier service, by first class mail postage prepaid, or by PDF attachment to an email or similar electronic transmission to the mailing address, facsimile number or email address set forth below:

If to Client:

Depomed, Inc.

7999 Gateway Blvd., Suite 300

Newark, California  94560 USA

Attention:  Legal Department

Facsimile No.: (510) 744-8001

If to Halo:

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Halo Pharmaceutical, Inc.
30 North Jefferson Road

Whippany NJ 07981 USA

Attention: Chief Executive Officer

Facsimile No.: (973) 428 4254

or to such other contact information provided to the other party in accordance with the terms of this Section 14.4.  Notices or written communications made or given by personal delivery, overnight courier service, facsimile or email shall be deemed to have been sufficiently made or given when sent (receipt acknowledged), or if mailed, five (5) days after being deposited in the United States or Canadian mail, postage prepaid or upon receipt, whichever is sooner.

14.5 Assignment.  This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns.  Neither party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, except with the other party’s prior written consent.  If a party desires to assign this Agreement, it shall give written notice to the other party with sufficient detail to enable the other party to properly consider the matter, and any assignee reasonably acceptable to the other party shall be required to covenant in writing with such party to be bound by the terms of this Agreement.  In the event a party consents to the delegation of any of the other party’s obligations under this Agreement, the delegating party shall remain responsible for any breach of this Agreement by any such delegee.  Notwithstanding the foregoing, either party may assign this Agreement in its entirety without the other party’s consent, but subject to prior written notice, to any of its Affiliates or to a successor to or purchaser of all or substantially all of the business or assets of the assigning party or the assigning party’s business unit responsible for performance under this Agreement.  Any purported assignment in violation of this Section 14.5 shall be null and void and of no effect.

14.6 Construction.

(a) Independent Contractors.  The parties are independent contractors to one another and this Agreement shall not be construed to create between Halo and Client any other relationship such as, by way of example only, that of employer-employee, principal-agent, joint-venturers, partners or any similar relationship, the existence of which is expressly denied by the parties. Neither party will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding (or purport to be binding) on the other party.

(b) No Third Party Benefit or Right.  Nothing in this Agreement shall confer or be construed as conferring on any Third Party any benefit or the right to enforce any express or implied term of this Agreement.

(c) Entire Agreement.  This Agreement, together with the Quality Agreement and the Confidentiality Agreement, constitutes the full, complete, final and integrated agreement between the parties relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions or understandings with respect to the subject matter hereof.

Halo Pharma • Confidential

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(d) Other Terms.  In case of a conflict amongst agreements referenced herein not specifically addressed elsewhere in this Agreement, the prevailing order of documents shall be this Agreement, the Quality Agreement and the Confidentiality Agreement,  provided, however, that in the event of a conflict between the terms of the Quality Agreement and the terms of this Agreement, the terms of this Agreement shall prevail, except with respect to quality issues, which shall be governed by the Quality Agreement.  No terms, provisions or conditions of any purchase order, quote, proposal, invoice, or other business form or written authorization used by Client or Halo will have any effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of Client or Halo to object to such terms, provisions, or conditions, except to the extent such document specifically refers to this Agreement, sets forth an express intent to override it, and is signed by both parties.

(e) Amendments.  Any modification, amendment or supplement to this Agreement must be in writing and signed by authorized representatives of both parties to be effective, except to the extent otherwise expressly provided in this Agreement.

(f) Waivers. Either party’s failure to require the other party to comply with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement.

(g) Severability.  If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

(h) Drafting Party.  The language in this Agreement is to be construed in all cases according to its fair meaning. Halo and Client acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction, to the effect that any ambiguities are to be resolved against the drafting party, are not to be employed in the interpretation of this Agreement.

(i) Divisions.  The division of this Agreement into Articles, sections, subsections and Schedules and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.  Unless otherwise indicated, any reference in this Agreement to a Section or Schedule refers to the specified Section or Schedule to this Agreement.  In this Agreement, the terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement as a whole (including any Schedules hereto) and not to any particular part, Section, Schedule or the provision hereof.

(j) Certain Terms.  Whenever used in this Agreement, unless otherwise specified:  (i) all monetary amounts are expressed in, and all references to “$” or “Dollars” mean, the lawful currency of the United States of America; (ii) the word “include” (with its grammatical variations) mean “include, without limitation,” “include but are not limited to”, or words of similar import; (iii) the words “agree” or “written agreement” will not impose any obligation on either party to agree to any terms or to engage in discussions relating to such terms, except as such party may

Halo Pharma • Confidential

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

elect in such party’s sole discretion; (iv) the word “Client” includes its Affiliates whenever the context requires or to the extent applicable; (v) the word “days” means calendar days; (vi) the words “copy” and “copies” include, to the extent available, electronic copies, files or databases containing the information, files, items, documents or materials to which such words apply; (vii) the words “shall” and “will” have the same meaning and are used interchangeably; and (viii) all references to the singular shall include the plural and vice versa.

(k) Schedules. The following Schedules are attached to, incorporated in and form part of this Agreement:

Schedule A-Finished Goods List, Price & Manufacturing Services Fees

Attachment:  Preliminary Product Specifications

Schedule B-Active Material, Active Material Cost & Maximum Credit Value

Schedule C-Form of Active Material Inventory Report

Schedule D-Form of Annual Reconciliation Report

Schedule E-Technical Dispute Resolution

Schedule F-Quality Agreement

Schedule G-Form of Exclusive Components Purchasing Summary

Schedule HList of Territories

14.7 Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of New York and the laws of the United States applicable therein.  The UN Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

14.8 Further Assurances.  The parties agree to execute, acknowledge and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

14.9 Execution in Counterparts.  This Agreement may be executed in two counterparts, by original or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Signature page follows

Halo Pharma • Confidential

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the Effective Date.

HALO PHARMACEUTICAL, INC.

by  /s/ L. Lee Karras___________________________________________________________________________

Name: L. Lee Karras___________________________________________________________________________

Title: Chief Executive Officer_________________________________________________________________

DEPOMED, INC.

by /s/ Arthur Higgins___________________________________________________________________________

Name: Arthur Higgins_________________________________________________________________________

Title: CEO___________________________________________________________________________________

Signature Page to Drug Product Manufacturing Services Agreement

SCHEDULE A

Finished goods LisT, Price & manufacturing services FEES

Nucynta IR Tablets, Commercial Unit Pricing 1

Unit Description	Batch Size (Kg)	Theoretical Qty Per Batch (Tablets)	Theoretical Qty Per Batch (Bottles)	Material Cost (excluding Active Materials) per bottle (USD)	Conversion Price per bottle (USD)	Full Service Price (excluding Active Materials) per bottle (USD)
Nucynta IR Tablets, 50 mg strength, 100’s bottles,	250	[***]	[***]	[***]	[***]	[***]

Halo Pharma • Confidential

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*Nucynta IR Tablets, 50 mg strength, 100’s bottles	125	[***]	[***]	[***]	[***]	[***]
Nucynta IR Tablets, 75 mg strength, 100’s bottles,	250	[***]	[***]	[***]	[***]	[***]
*Nucynta IR Tablets, 75 mg strength, 100’s bottles	125	[***]	[***]	[***]	[***]	[***]
Nucynta IR Tablets, 100 mg strength, 100’s bottles,	250	[***]	[***]	[***]	[***]	[***]

2

Halo Pharma • Confidential

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*Nucynta IR Tablets, 100 mg strength, 100’s bottles	125	[***]	[***]	[***]	[***]	[***]

*Batches split into two strengths at the granulation stage will incur an additional [***] surcharge on each split sublot unit price.  A batch may only be split once.

1 Finished Good Price includes:  As per Agreement (e.g., costs of manufacturing, testing, QA release, excipients and packaging materials, packaging of Products as Finished Goods, etc.)

  Finished Good Price excludes:  As per Agreement (e.g., costs of Active Materials, Consumables, post marketing stability testing, artwork development and other costs, obsolescence of materials, new vendor audit, etc.)

Additional Fees

Description	Price (USD)
Annual product review (APR)	[***]
Audit fees for Canada/US materials suppliers	[***]
On-going commercial stability fees, price per pull point	[***]

** Travel, accommodations and meal expense are in addition to the Audit fees listed.

(see attached preliminary Product Specifications)

3

Halo Pharma • Confidential

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SCHEDULE B

ACTIVE MATERIAL, ACTIVE MATERIAL COST
& MAXIMUM CREDIT VALUE

Product	Active Material	Controlled Substance?	Vendor	Active Material Cost	Maximum Credit Value[1]
Nucynta IR Tablets (product family)	Tapentadol HCl	Yes	Noramco	[***]	[***]
Additional Products may be added per Section 14.2 of the Agreement	--	--	--	--	--

1Halo's liability for Active Material in a given Year shall not exceed this amount in the aggregate for all Active Material indicated.

Halo Pharma • Confidential

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SCHEDULE C

FORM OF ACTIVE MATERIAL INVENTORY REPORT

TO:DEPOMED, INC.

FROM:HALO PHARMACEUTICAL, INC.

RE: Active Material Inventory Report

This report is provided pursuant to Section 2.3(a) of the Drug Product Manufacturing Services Agreement dated as of June 6, 2017 (the “Agreement”).  Capitalized terms used in this report have the meanings given to such terms in the Agreement.

Active Material:	Tapentadol HCl
Reporting period (month or quarter):

Active Material on hand at beginning of period:		kg	(A)
Active Material on hand at end of period:		kg	(B)
Quantity Received during period:		kg	(C)
Quantity used in sample: [1]		kg	(D)
Quantity Dispensed during period:		kg	(A + C – B – D)
Quantity Converted during period [2]		kg

1 Includes any (i) Active Material that must be retained by Halo as samples and stability, (ii) Active Material contained in Product that must be retained as samples, (iii) Active Material used in connection with testing (if applicable) and (iv) Active Material received or consumed in connection with technical transfer activities or development activities, including any regulatory, stability, validation or test batches manufactured during the reporting period.

2 Reflects total Active Material in Products produced and not rejected, Recalled or returned.

DATE:

Signed:

Halo Pharma • Confidential

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Name:

Title:

2

Halo Pharma • Confidential

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

SCHEDULE D

FORM OF ANNUAL RECONCILIATION REPORT

TO:DEPOMED, INC.

FROM:HALO PHARMACEUTICAL, INC.

RE: Active Material Annual Reconciliation Report

This report is provided pursuant to Section 2.3(c) of the Drug Product Manufacturing Services Agreement dated as of June 6, 2017 (the “Agreement”).  Capitalized terms used in this report have the meanings given to such terms in the Agreement.

Active Material:	Tapentadol HCl
Reporting Year:

Quantity Dispensed during Year:		kg	(A)
Quantity Converted during Year:		kg	(B)
Active Material Cost:		$/kg	(C)
Target Yield:		%	(D)
Actual Annual Yield: (( B ∕ A) * 100)%			(E)
Shortfall: ((((D – [***]) - E) ∕ 100) * C * A) (if a negative number, insert zero)		$	(F)
Maximum Credit Value		$	(G)

Based on the foregoing calculation Halo will reimburse Client the LESSER OF
(F): $___________________ or (G): $_________________.

Halo Pharma • Confidential

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

DATE:

Signed:

Name:

Title:

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

SCHEDULE E

technical dispute resolution

Any Technical Dispute that cannot be resolved by negotiation as provided in Sections 13.1 and 13.2 shall be resolved in the following manner:

1. Appointment of Expert.  Within ten (10) Business Days after a party requests pursuant to Section 13.2 that an expert be appointed to resolve a Technical Dispute, the parties shall jointly appoint a mutually acceptable expert with experience and expertise in the subject matter of the Technical Dispute.  If the parties are unable to so agree within such ten (10) Business Day period, or in the event of disclosure of a conflict by an expert pursuant to paragraph 2 below which results in the parties not confirming the appointment of such expert, then an expert (willing to act in that capacity hereunder) shall be appointed by an experienced arbitrator on the roster of the American Arbitration Association.

2. Conflicts of Interest.  Any person appointed as an expert shall be entitled to act and continue to act as such notwithstanding that at the time of such appointment or at any time before giving a determination, the expert has or may have some interest or duty that conflicts or may conflict with the appointment; provided, that before accepting such appointment (or as soon as practicable after becoming aware of the conflict or potential conflict) the individual fully discloses any such interest or duty and the parties after such disclosure shall have nevertheless confirmed or re-confirmed the appointment.

3. Not Arbitrator.  No expert shall be deemed to be an arbitrator and the provisions of the American Arbitration Act and no Applicable Laws (including the American Arbitration Act) shall apply to any such expert or the expert’s determination or the procedure by which the expert reaches a determination to be made pursuant to this Schedule.

4. Procedure. Where an expert is appointed:

(a) Timing.  The expert shall be so appointed on condition that (i) the expert promptly fixes a reasonable time and place for receiving representations, submissions or information from the parties and issues such authorizations to the parties and any relevant Third Party for the proper conduct of a determination and any hearing and (ii) the expert renders a decision (with full reasons) within fifteen (15) Business Days (or such other date as the parties and the expert may agree) after receipt of all information requested by the expert pursuant to paragraph 4(b) hereof.

(b) Disclosure of Evidence. The parties undertake to provide to the expert all such evidence and information within their respective possession or control as the expert may

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

reasonably consider necessary for determining the Technical Dispute, which they shall disclose promptly and in any event within five (5) Business Days of a written request from the expert.

(c) Advisors.  Each party may appoint such counsel, consultants and advisors as it feels appropriate to assist the expert in making a determination and so as to present their respective cases so that at all times the parties shall co-operate and seek to narrow and limit the issues to be determined.

(d) Appointment of New Expert.  If within the time specified in paragraph 4(a) above the expert shall not have rendered a decision in accordance with the appointment, a new expert may (at the request of either party) be appointed and the appointment of the existing expert shall thereupon cease for the purposes of determining the Technical Dispute, save that if the existing expert renders a decision with full reasons prior to the appointment of the new expert, then such a decision shall have effect and the proposed appointment of the new expert shall be withdrawn.

(e) Final and Binding. The determination of the expert shall, save in the event of fraud or manifest error, be final and binding upon the parties.

(f) Costs.  Each party shall bear its own costs in connection with any Technical Dispute to an expert hereunder and, in the absence of express provision in the Agreement to the contrary, the costs and expenses of the expert shall be shared equally by the parties.

For the avoidance of doubt, nothing in this Schedule is intended to or shall remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement)
to determine whether any Finished Good is to be released for sale or distribution.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

SCHEDULE F

quality agreement

(See Attached)

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

QUALITY AGREEMENT

BY AND BETWEEN

DEPOMED, INC

Contract Giver

7999 Gateway Blvd., Suite 300

Newark, CA 94560

AND

HALO PHARMACEUTICAL, INC

Contract Receiver

30 North Jefferson Road

Whippany, NJ 07981

TABLE OF CONTENTS

1.	PURPOSE and SCOPE …………………………….…………….…………. 1
2.	Article 1 - DEFINITIONS and ACRONYMS …………..….…….……….… 3
3.	Article 2 - QUALITY REQUIREMENTS ………………………………… 5
4.	Article 3 - MANUFACTURE ……………………….………………………6
5.	Article 4 - AGENCY REGULATIONS …….…………………………….…8
6.	Article 5 - QUALITY ASSURANCE…….…….……………………………8
7.	Article 6 - STORAGE and SHIPPING…….…….…………..……………….12
8.	Article 7 - TERMINATION…….…….………………………..…………….13
9.	Article 8 - COMPLIANCE RESPONSIBILITIES…….…..……...………….13
10.	Article 9 - MISCELLANEOUS…….…….………………………………….18
11.	APPROVALS …….…….…………………...……………………………….20
12.	APPENDICES

       Appendix A - Halo and Depomed Contacts and Responsible Persons………..21

PURPOSE and SCOPE

This Quality Agreement ("Agreement"), is effective as of the date of the last signature below, ("Effective Date"), by and between Halo Pharmaceutical, Inc., having its principal place of business at 30 North Jefferson Road, Whippany, NJ 07981, the Contract Receiver, hereinafter referred to as Halo and Depomed Inc., having its principal place of business at 7999 Gateway Blvd., Suite 300, Newark, CA 94560, the Contract Giver, hereinafter referred to as Depomed.

WHEREAS, the parties desire to allocate between themselves the responsibility for procedures impacting the identity, strength, quality and purity of the Product, a schedule II controlled substance product to be manufactured at Halo.

The purpose of this agreement (“Quality Agreement”) is to ensure a mutual understanding and documentation of key responsibilities between Halo and Depomed relating to the following:

-

Production, testing, packaging, storage, product release and shipping of Depomed Products listed in Appendix B according to agreed manufacturing and release specifications (combination regulatory and internal).

-	Compliance with all relevant agency regulations, Company policies and procedures, and Marketing Authorizations.

This agreement applies to the manufacture and release testing of Nucynta® IR (Immediate Release) Tablets 50mg, 75mg and 100mg. In addition, this agreement only applies to the packaging of Nucynta® ER (Extended Release) Tablets for 50mg, 100mg, 150mg, 200mg and 250mg. The Contact list for both Halo and Depomed is listed in Appendix A.

NOW, therefore, the parties intending to be legally bound, hereby agree as follows:

ARTICLE 1 – DEFINITIONS and ACRONYMS

1.1

Affiliate or Affiliates – shall mean, with respect to any party, any entity, directly or indirectly, controlling, controlled by or under common control with such party, for only so long as such control exists.

1.2	ANDA – shall mean an Abbreviated New Drug Application (“ANDA”) for a United States generic drug approval for an existing licensed medication or approved drug.

1.3

cGMP – means the current Good Manufacturing Practices of all applicable health authorities (including Regulatory Authorities), including all applicable rules, regulations, guides, and guidance, including 21 CFR parts 11, 210, and 211 and International Conference on Harmonization (ICH) guidance documents.

1.4

Field Alert – shall mean any incident that causes the Product or its labeling to be mistaken for or applied to another article, bacterial contamination, a significant chemical, physical, or other change, deterioration in the distributed Product, and failure of one or more distributed batches of the Product to meet the specifications established in its application.  The Field Alert report is filed with the United States FDA by pharmaceutical companies.

1.5

Marketing Authorization (“MA”) – shall mean an official document issued by the competent drug regulatory authority for the purpose of marketing or free distribution of a Product after evaluation for safety, efficacy and quality.  Marketing Authorization may occasionally also be referred to as a license or Product license.

1.6

NDA – shall mean a New Drug Application (“NDA”) submitted by the manufacturer of a drug to the United States FDA, after clinical trials have been completed for a license to market the drug for a specified indication.

1.7

OOS – shall mean an Out of Specification test result that, after an initial investigation to determine whether there has been a clear obvious error due to external circumstances does not comply with the predetermined acceptance criteria or has fallen outside of established acceptance criteria which have been established in official compendia and/or by company documentation.

1.8	Product – shall mean the Product or Products described in Appendix B of this Agreement.

1.9	Quality Complaint Classifications – Critical and Major Quality Defects (for example, but not limited to):

Critical – These are quality defects which are potentially life threatening or could cause serious risk to health.  For example, but not limited to: Wrong Product (label and contents are different Products); Correct Product but wrong strength, with serious medical consequences; Microbial, physical or chemical contamination, with serious medical consequences; Mix up of Products (‘rogues’) within a pack (for example, two different blister strips within one carton or two different tablets within the one blister strip); Wrong active pharmaceutical ingredient in a multi-component Product with serious medical consequences; or Non-compliance with specifications (for example,  assay, stability, fill/weight).

Major – These are quality defects, which could cause illness or mistreatment but not a life threatening extent. For example, but not limited to:  Mislabeling – wrong or missing text or figures; Missing or incorrect information – leaflets or inserts; Microbial, physical or chemical contamination, with medical consequences; Mix up of Products (‘rogues’), (for example, a case of Product A contains one or more of Product B); or Insecure closure with serious medical consequences (for example, child-resistant containers, potent Product, sterile Product).

1.10	Recall – shall apply to all Field Actions such as Product recall, market withdrawal, stock recovery, corrections, safety alert and press release.

1.11	Regulatory Authority – shall mean a public authority or government agency responsible for exercising autonomous authority over some area of human activity in a regulatory or supervisory capacity.

1.12

Reprocessing – shall mean subjecting all or part of a batch or lot of finished dosage form (at any stage) of Manufacturing to a previous step or repeat of same step as per the validated process due to a failure to meet predetermined specifications.  This does not include resorting for visual defects and repackaging.

1.13

Reworking – shall mean subjecting an in-process drug, a bulk process intermediate or final Product of a single batch/lot to an alternate manufacturing process due to a failure to meet predetermined specifications. This does not include resorting for visual defects and repackaging.

1.14	Significant change – shall mean a change that could potentially cause the Product to fail to meet its specification or acceptance criteria.

1.15	Specifications – shall mean specifications for tests, procedures and acceptance criteria set forth in the applicable ANDA/NDA, dossier or Marketing Authorization.

1.16

Subcontractor – shall mean a person or business, which has a contract with Halo to provide some portion of the work or services related to the manufacture of a Product, which Halo is obliged to perform under this Agreement.

1.17	Third Party – shall mean any party other than Halo or Depomed or their respective Affiliates.

1.18	DEA – shall mean an abbreviation for Drug Enforcement Administration.

1.19	Schedule II – shall mean any compound controlled by DEA and referenced in Title 21 Code of Federal Regulations, Part 1308.12, Schedule II.

1.20

Significant Deviation – shall mean a change that could potentially cause the Product to fail to meet product registration and GMP requirements. This would also be categorized as a critical or major deviation.

1.21	API – shall mean active pharmaceutical ingredient, Tapentadol HCL, which is a schedule II compound requiring unique controls as specified by DEA.

ARTICLE 2 - QUALITY REQUIREMENTS

2.1	A list of contact information for both parties is set forth in Appendix A attached hereto.

2.2

  This Agreement defines the operating procedures to be followed when Products are manufactured, packaged, tested, released or held by Halo for Depomed in order to ensure compliance with current Good Manufacturing Practices ("GMP") and other applicable regulatory requirements. This document must be executed prior to any GMP processing of product by Halo for Depomed.

2.3	The obligations set forth in this Agreement shall apply to Halo with respect to Products manufactured, packaged, tested, released or held by Halo or by an Affiliate of Halo.

2.4

  The Marketing Authorization Holder or Product License holder for the Product is Depomed and is responsible for maintaining the Marketing Authorization/license in a state of compliance. Review of the Marketing Authorization or Product License variations, per the Product Quality Review, will be the responsibility of Depomed.

2.5	Raw materials supplied by qualified vendors and those supplied by Depomed may be subject to reduced testing, as per Halo’s Vendor Management Program. Halo will inform and acquire Depomed’s approval before performing reduced testing on API.

2.6	Halo to notify Depomed of any changes in qualified supply or manufacturing locations for excipients and/or packaging components.

2.7	Halo must have adequate facilities and equipment, knowledge and experience, and competent personnel to carry out satisfactorily the work required by the Depomed set forth in this Agreement.

2.8	Depomed will provide Halo with all the information necessary to carry out the contracted operations correctly in accordance with the NDA, ANDA, dossier and/or MA and any other legal requirements.

2.9	Halo’s personnel shall receive initial and continuing training relevant to their tasks, based on written standard operating procedures (SOPs) and in accordance with a written training program.

2.10	Halo shall keep a record of all training, and the practical effectiveness of training shall be periodically assessed and documented.

ARTICLE 3 – MANUFACTURE

3.1Premises

3.1.1Halo will not use an alternate site for, or transfer at a later date any of the manufacturing, packaging, processing, or holding operations for any of the

Products it supplies to Depomed without the prior written approval by Depomed. Such approval of any new manufacturing, packaging, processing, or holding operations shall not be unreasonably withheld. Approved contract testing laboratories are shown in Appendix C.

3.1.2The premises and equipment that Halo uses for manufacturing, packaging, processing, testing, or holding must be in compliance with current GMPs and applicable regulatory requirements.

3.1.3Halo warrants that it does not handle specified risk materials, hazardous or potentially hazardous materials such as certain cytotoxics, certain antibiotics (i.e. penicillins, cephalosporins and other beta-lactams), certain hormones (i.e. estrogens, androgens), certain highly active drugs, certain teratogen or genotoxic compounds, non-medicinal products (i.e. herbicides, pesticides) in the same building or buildings where the manufacturing of the Products takes place.

           Further, Depomed must continue to keep Halo notified of any updated information that may change the toxicological categorization of the API(s) for the Product and will provide revised Safety Data Sheets (SDS).

3.1.4Depomed personnel shall have the right to be present on the premises, with prior approval, during the manufacturing, packaging, processing, testing and/or holding/ release of the Product at Halo.

3.1.5   Halo shall ensure there are adequate controls and routine monitoring to prevent microbiological and particulate contamination for compressed air, and other gases piped into the facilities which may have contact to the equipment and product itself.

3.1.6  Halo shall ensure prevention of cross-contamination in the sampling areas, dispensing and Product manufacturing areas.

3.1.7    Halo shall ensure that there is adequate pest control and monitoring program.

3.2Equipment

              3.2.1Halo shall only use appropriately designed and qualified facilities, utilities and equipment, computer systems, calibration and maintenance systems, water systems, and adequate environmental controls for the manufacture and testing of the product.

 3.2.2     If agreed to, Halo shall ensure product related qualification/validation activities are executed through a Validation Master Plan (VMP).  Halo will provide validation status reviews and complete qualification/validation as necessary.

3.3Qualification and Validation

               3.3.1     Halo shall ensure that product related manufacturing/process equipment, analytical equipment, computer systems with quality impact, and other testing, measuring, calibrating equipment are qualified before use, and results are documented.

3.2.2     Halo shall qualify and routinely monitor systems with quality impact such as air handling, water system, compressed air and gas supply.

3.3.3    Halo shall ensure that all product related instruments are identified and calibrated on a frequent basis using recognized National or International standards. If external calibration agencies/contractors are employed, Halo shall ensure that personnel involved are trained prior to performing the task.

3.3.4     Halo shall qualify and routinely monitor product manufacturing area and packaging environment for particulate matter, microbial counts. Product related cleaning processes shall be validated/verified for common equipment, but may be verified for product contact surfaces of equipment dedicated to Tapentadol manufacturing, based on Halo’s procedures.

ARTICLE 4 – AGENCY REGULATIONS

4.1Regulations

4.1.1The GMP regulations to be applied are as follows:

The United States Food and Drug Administration’s (“FDA”) GMPs listed in Title 21 Code of Federal Regulations ("C.F.R.") Parts 210 and 211 and associated Compliance Guidance’s.

The United States Drug Enforcement Administration – Title 21 United States Code Controlled Substance Act.

4.1.2International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) guidelines shall be used for stability programs unless otherwise provided by Depomed.

ARTICLE 5 - QUALITY ASSURANCE

5.1Product(s) Refusal

5.1.1Product that fails to meet the Specifications and registration criteria for Product release will be rejected after appropriate investigation.  Written notification will be supplied by Depomed to Halo detailing the reason(s) for the refusal of the Product.

5.1.2Disputes with Respect to Rejection. After notification to Halo by Depomed of receipt of a nonconforming shipment,

            5.1.2.1   Halo shall be permitted to analyze any Product rejected for nonconformity to the Specifications and to present its findings to Depomed. If Halo disputes Depomed’s rejections of all or part of any shipment of the Product, and any dispute is not resolved by mutual agreement between the parties within sixty (60) days of Depomed’s mailing of or sending by e-mail the written notice of rejection to the appropriated responsible person or persons set forth in Appendix A, then

            5.1.2.2      Such dispute shall be resolved by an independent testing organization approved and licensed by the appropriate regulator or consultant of recognized repute that is mutually agreed by both parties in writing before expiry of sixty (60) days.

            5.1.2.3     The determination of such testing entity with respect to all or part of any shipment of Product shall be final and binding upon the parties.  The fees and expenses of the third party making the determination shall be paid by the party against which the determination is made.  If such determination is not made, the parties shall discuss allocation of fees in good faith.

5.2Regulatory Inspection

5.2.1Halo will inform Depomed within one (1) business day of any Regulatory Inspection that relates to the manufacturing, packaging, processing, testing, and/or holding of the Product manufactured by Halo and supplied to Depomed.  If the regulatory inspection is specific to Nucynta, Depomed representatives can be on-site at Halo. They will not participate directly in the inspection.

5.2.1.1   A copy of any reports, summary or notices issued by a Regulatory Authority that relate to the Product only, shall be provided to Depomed.

5.2.1.2   Halo shall be responsible for responding to the inspection and shall provide Depomed with a copy of submitted responses.

5.2.1.3   Halo will consult with Depomed regarding any proposed corrective and preventative actions ("CAPA") that may affect the Products and reach a mutual agreement regarding regulatory responses prior to Halo’s submission of the responses to the Regulatory Authority, if time permits.

5.2.1.4   Halo will have final say over any responses submitted to any regulatory observation given to Halo by any regulatory agency.

5.2.2Halo will inform Depomed within one (1) business day when an incident occurs which may require notification to the applicable Regulatory Authorities.

5.2.3Subcontracting shall not release Halo from its responsibility for its obligations under this Agreement.

5.3Market actions such as:    Recalls and Field Alerts

5.3.1Whenever a field action, such as a Field Alert and/or Recall of a Product is being contemplated by either party for any reason, the party contemplating such action shall, without prejudice to its obligations under the law and prior to any notification to the Regulatory Authorities, and, except as may be otherwise provided herein, prior to any unilateral action and/or communication, consult with the other party to enable it to participate in deciding the appropriate actions to be taken during the implementation of such field action, provided that;

            5.3.1.1   Depomed shall have the final decision-making authority as to the field action.  However, nothing stated herein shall prevent, constrain or delay any unilateral action which either party, in its sole discretion, reasonably deems to be necessary to protect the public, comply with the law or to protect its business interests or reputation, provided that;

           5.3.1.2  No such action will be taken without reasonable prior written notice by mail or e-mail to the applicable responsible person or persons at Depomed as set forth in Appendix A.

5.3.2   Depomed shall manage and control the return of all recalled finished drug Products, including routine communications with Regulatory Authorities for Recalls stemming from an issue within Halo’s control.

5.3.3   Halo shall use all reasonable efforts to assist with the Recall regarding Nucynta®  IR, as requested and agreed upon.

5.3.4    Halo shall only be responsible to assist with the Recall, as requested and agreed upon regarding Nucynta®  ER for packaging and labeling only.

5.4Reworking & Reprocessing

5.4.1Reworking or reprocessing must not be undertaken by Halo.

5.4.2   Re-inspection, resorting and repackaging activities shall require Depomed approval and will require a protocol prior to proceeding with the activity.

5.5Sample and Waste Disposal

5.5.1Halo will ensure samples and Product related waste and rejected Products are disposed of in a safe and controlled manner, in accordance with applicable GMP guidelines and laws.

5.6Anti – Counterfeit

5.6.1If Depomed or Halo becomes aware of suspicion of counterfeit, counterfeit incidents or illegal handling with respect to Product(s), Depomed will inform Halo immediately within one (1) business day, and Halo will inform Depomed immediately within one (1) business day.

5.7Change Control

5.7.1Halo shall have a documented and effective change control system in place. Halo shall receive prior approval by Depomed of any changes to the manufacturing process, specifications (except for compendial excipients and compendial changes with respect to excipients) and analytical methods, labeling and primary packaging, and equipment, which may have an impact on the quality of the Product(s), and/or on any regulatory applications / submissions related to the Product(s).

5.7.2Depomed shall assess any change request received from Halo in a timely manner, i.e., within five (5) business days. Unless there are justified reasons to reject the change request, or regulatory implications why Depomed may not want to pursue the proposed change, Depomed will not unreasonably withhold its approval of the request.

5.8Deviation

5.8.1Halo shall inform Depomed of significant deviation/non-conformance related to product manufacturing, in-process testing, inspection, raw material (API) within three (3) business days from discovery.

5.8.2Halo shall inform Depomed regarding Out of Specification (OOS) related to product testing or manufacturing within three (3) business days. Halo will notify Depomed within three (3) business days from discovery of investigations which are not critical and lab investigations (including incident/obvious lab error). These types of lab investigations do not require Depomed approval.

5.8.3  Halo shall investigate, document and share the investigation report with Depomed.

5.8.4  Depomed shall review and approve only the manufacturing/process final investigation report but may request a copy of the corresponding laboratory  report.

5.8.5Any investigations which require customer approval will be completed at Halo within 30 calendar days (unless an extension is required). After receipt of the investigation report, Depomed will review and approve the investigation. If Halo has not received feedback within fifteen (15) calendar days, the investigation will be considered closed.

5.9Annual Product Review

5.9.1Halo shall provide Depomed an Annual Product Review (APR) Report regarding the quality profile review of the products listed in Appendix A. The Report shall include the corrective action/s to be initiated based on the major quality concerns reported.

5.9.2    Halo shall provide the APR Report to Depomed ninety (90) calendar days after the anniversary date of U.S. approval of the application.. This report will summarize the yearly Operations activities based on the anniversary date of the US application approval (20 November).

5.10GMP Audit

           5.10.1    Halo and Depomed shall agree to a facility site compliance audit with prior written notification given to assess manufacturing, packaging, testing, validation, control systems or any other system or department that may impact the Product(s).

           5.10.2    Halo agrees that an audit may be conducted annually or more frequently if an event occurs that may affect the ability to supply the Product, such as regulatory warnings, Product recall or significant critical Product defects.

           5.10.3    Depomed agrees that the audit be limited to two auditors or less, for two days or less, unless otherwise agreed and provide specific findings in writing to Halo.

           5.10.4   Halo is to develop a corrective action plan within thirty (30) calendar days of receipt of the audit findings and send this response to Depomed.

5.11Product Complaint

           5.11.1   Depomed shall handle all US markets and will coordinate all customer related activities per Depomed procedures. ADE reporting is the sole responsibility of Depomed.

           5.11.2    Depomed will submit an electronic request to Halo to investigate manufacturing or packaging related complaints.

           5.11.3     Halo shall provide a final investigation report to Depomed 30 business days from date of the date of request.

5.12     Product Release

           5.12.1   Halo shall review all relevant batch records and provide finished product CoC and CoA to Depomed. Batch records will be retained at Halo.

           5.12.2    Halo shall ensure all deviations, change controls and non-conformances related to a product lot are closed prior to release.

           5.12.3    Depomed shall review and approve significant (critical/major) deviations.

           5.12.4   Halo shall provide Depomed finished product lot CoC and CoA and copies of significant deviations related to the lot.

           5.12.5   Halo shall ship the product to the designated Depomed distributor only upon receipt of the Finished Drug Product Disposition Certificate from Depomed QA. Depomed releases product to the market.

5.12.6  Halo shall be responsible for Nucynta®  IR (Immediate Release) manufacture,    packaging, labeling and release to Depomed.

5.12.7   Halo shall not be responsible for Nucynta®  ER (Extended Release) bulk product manufacture but will be responsible for packaging, labeling and release for shipment to Depomed’s distribution site.

ARTICLE 6 - STORAGE AND SHIPPING

6.1Halo must ensure that during manufacturing, packaging, processing, and storage of the Product there is little possibility of deterioration, contamination or mixing with any other materials and must comply with all applicable GMP requirements in relation to required temperatures and conditions for storage.

6.2Halo will also ensure Products are stored in appropriately safe and secure areas, that adequate precautions are taken against spillage, breakage or theft and that Products are not subjected to unacceptable levels of heat, cold, light, moisture.

6.3Products must be stored and transported in accordance with GMPs, all of the registered particulars and the Specifications, as specified by the Depomed.

6.4Product will only be shipped to facilities designated by Depomed.  Depomed arranges shipment of product.

6.5Specific shipping and storage instructions may also be included in the approved Proposal or similar document.

ARTICLE 7 - TERMINATION

7.1This Agreement is valid for a period beginning on the Effective Date and ending on the earlier of the termination or expiration of the Supply Agreement. If a Supply Agreement does not exist, this Agreement will remain effective for an unspecified period.  Either party may terminate this Agreement by giving ninety-calendar days (90) written notice to the other party.

ARTICLE 8 - compliance RESPONSIBILITIES

Both parties agree to the following listed responsibilities for all the operations that are marked with "X" in the respective column that bears its name.

RESPONSIBILITIES		Depomed	Halo
10.1 GENERAL
8.1.1	Manufacture, package, test, release and hold Product in accordance with the applicable approved NDA and/or ANDA, MA or equivalent by reviewing all relevant manufacturing and control information.	X	X
8.1.2	Maintain all licenses and authorizations as are required by applicable laws to operate a GMP pharmaceutical facility.		X
8.1.3	Provide information that Depomed is required by applicable laws to maintain or to submit to regulatory agencies.		X
8.1.4

Do not subcontract any work or testing to a Third Party without prior written approval of Depomed (which excludes calibration of instruments and maintenance activity; and approved contract laboratories stated in Appendix C).

X
8.1.5	Develop cleaning validation program; perform cleaning validation/verification as scheduled for Products.		X
8.1.6	Ensure that the heat treated wooden pallets used for storage and transport, comply with ISPM 15.		X
8.1.7	Perform self-inspection and approval of facilities and quality systems as per cGMP’s.		X
8.1.8

Keep GMP records of equipment usage, raw material batch numbers, in process results, and previous product used in equipment if non-dedicated equipment is used as per the specific regulatory requirements for the Products.

X
8.1.9	Obtain written approval from Depomed prior to implementation of any Significant changes, which may affect the Product registration or GMP requirements.		X
8.1.11	Initiate, manage and control Field Alerts, market withdrawals, and Product Recalls.	X
8.1.12

Maintain original manufacturing, testing and/or packaging documentation and make such documentations accessible to Depomed based on Halo’s procedures. Specific Product documentation will be provided to Depomed upon request.

X

8.1.13	Use batch-numbering system based on Halo’s codes as per procedure.		X
8.1.14	Assign a date of manufacture for each batch of Product; i.e. when API is first used in processing.		X
8.1.15	Assign an expiration date to final market packages according to the applicable regulatory Product approval.	X	X
8.1.16	Provide data/information for the Annual Product Review (APR) for applicable activities.		X
8.2.1 8.1.17	8.2.2 Assure compliance with regulatory filings (NDA and/or ANDA, MA or equivalent) and compile any full report that will be submitted to those filings.	8.2.3 X
8.2.4 8.1.18	8.2.5 In charge of Product registration and regulatory change submission. Provide registration details annually, or as changes are approved.	8.2.6 X
8.2 MATERIALS
8.2.1	Use only materials which are within their shelf life / retest period.		X
8.2.2	Maintain a program to ensure supplied materials (excipients and primary packaging material) meet Transmissible Spongiform Encephalopathy ("TSE") requirements per EMEA/410/01.		X
API
8.2.3	Provide the registered API and Specifications.	X
8.2.4	Provide registered test methods for API.	X
8.2.5	Develop and validate test methods for API, if not available. Non-pharmacopeia methods should have analytical method transfers from Depomed.	X	X
8.2.6	Identify the API and manufacturers. Provide TSE documentation for the API.	X
8.2.7	Qualify and approve API and manufacturers. See Appendix D.	X
8.2.8

Responsible for an API and manufacturer qualification/assessment program and for supply chain traceability. Provide specific supplier and manufacturer information to Halo including manufacturer, manufacturing site, and status of manufacturer’s regulatory compliance. API C of A must state the manufacturer and manufacturer’s site address.

X
8.2.9	Analyze and release API.		X
8.2.10	Document and investigate any failures during API release testing.		X
8.2.11	Retain API reference sample (minimum quantity equal to two (2) times required amount for full testing) for one year past Product expiration.		X
EXCIPIENTS
8.2.12	Responsible for excipients manufacturer qualification/assessment program, as per Halo procedures. Vendors are specified in Appendix D.		X

8.2.13	Changes to excipient vendors would require evaluation by both Halo and Depomed. Halo will not audit new excipient suppliers as a result of this Quality Agreement.	X	X
8.2.14	Provide specifications and test methods for excipient ingredients.	X	X
8.2.15	Develop and validate test methods for excipient ingredients if not available.		X
8.2.16	Provide validation protocols and reports, on request.		X
8.2.17	Approval of all compendial changes to excipients		X
8.2.18	Procure excipient ingredients.		X
8.2.19	Analyze and release excipient ingredients.		X
PACKAGING MATERIALS FOR FINISHED PRODUCT
8.2.20	Provide artwork and text specifications for all labeling materials.	X
8.2.21	Provide approved master for printed packaging materials.	X
8.2.22	Approve label masters and/or printing proofs prior to first use.	X
8.2.23	Develop incoming inspection criteria for label receipts.		X
8.2.24	Inspect and release label receipts.		X
8.2.25	Assess component manufacturers.	X	X
8.2.26	Provide specifications for all packaging materials.	X
8.2.27	Develop methods and inspection criteria for incoming packaging materials.		X
8.2.28	Procure packaging materials.		X
8.2.29	Analyze / measure and release packaging materials.		X
8.3 BULK MANUFACTURING (only for Nucynta® IR)
8.3.1	Validate the manufacturing process, which includes demonstrating the robustness of the process.		X
8.3.2	Provide validation protocols and reports, on request.		X
8.3.3	Approve validation protocols and reports	X	X
8.3.4	Create master batch record.		X
8.3.5	Approve master batch record.	X	X
8.3.6	Control, issue, and execute master batch record.		X
8.3.7	Document, evaluate/ investigate and resolve deviations (planned and unplanned) from approved manufacturing instructions or specifications.		X
8.3.8	Review and approve Significant (critical/major) deviations.	X
8.3.9	Conduct bulk-holding time study and provide hold time upon request.	X	X
8.3.10	Notify Depomed and get approval prior to implementation of any resorting or reinspection.		X
8.3.11	Provide Master Manufacturing Documents to Depomed.		X
11.4 PACKAGING AND LABELING (for Nucynta® IR and ER)
8.4.1	Qualification of packaging and labeling operations.		X
8.4.2	Create master bulk packaging and labeling master batch records.		X
8.4.3	Approve master packaging batch record.	X	X

8.4.4	Control, issue, and execute packaging and labeling batch record.		X
8.4.5	Perform all required in-process testing.		X
8.4.6	Document, investigate, and resolve any deviation from approved bulk packaging instructions or specifications.		X
8.4.7	Review and approve Significant (critical/major) deviations.	X
8.4.8	Retain reference samples of Product (minimum quantity equal to two (2) times required amount for full release testing), as per Halo’s SOPs.		X
8.4.9	Perform annual visual inspection of retention samples for evidence of degradation for commercial products		X
8.4.10	Provide master packaging documents to Depomed upon request.		X
8.5 TESTING OF FINISHED PACKED PRODUCT (for Nucynta® IR and ER)
8.5.1	Provide registered finished packed Product specifications.	X
8.5.2	Provide analytical methods for registered finished packed Product testing.	X	X
8.5.3	Transfer analytical methods for Finished Product testing.	X	X
8.5.4	Test finished packed Product.		X
8.5.5	Document and investigate out-of specification (OOS) results. Notify Depomed within three (3) business days of discovery of any OOS results.		X
8.6 STABILITY TESTING (for Nucynta® IR and ER)
8.6.1	Take samples for stability study and ship to the appropriate stability testing laboratory.		X
8.6.2	Coordinate shipment of stability samples to the appropriate testing laboratory.	X
8.7 COMPLAINTS
8.7.1	Investigate manufacturing / packaging related complaints, including customer complaints and/or Depomed complaints.		X
8.7.2	Provide a final written report for any critical complaints within fifteen (15) business days. Provide a final written report for all other complaints within thirty (30) business days.		X
8.8 AUDITS
8.8.1

Agree to a facility site compliance audit with prior written notification given to assess manufacturing, packaging, testing, validation, control systems or any other system or department that may impact the Product(s).

X

8.8.2

May inspect any of the documents that are obliged to be maintained under this Agreement, and any of the facilities or subcontractors used in the manufacturing, packaging, testing, processing, or holding of the Product(s) or raw materials and package materials for the Products.

X
8.8.3	Provide specific audit findings in writing.	X
8.8.4	Develop a corrective action plan within thirty (30) calendar days of receipt of the audit findings and send this response to Depomed.		X
4.9 PRODUCT RELEASE
8.9.1	Review production and analytical records and make available on request by Depomed for any batch.		X
8.9.2	Identify deviations, planned and unplanned, from approved instructions. Notify Depomed of deviations.		X
8.9.3	Shall have the right to request and receive additional information and written copies of any deviations.	X
8.9.4	Full documentation – provided for a minimum of the first three (3) production lots of each Product strength and package configuration, if required, and upon request thereafter.		X
8.9.5	May inspect each Product delivery. Depomed will disposition the Product for distribution based on the documents provided and the results of any inspection performed by Depomed.	X
8.9.6

Provide CoC/CoA and Bulk Drug Product Disposition Certificate for incoming Nucynta® ER bulk product (coated and printed tablets in drums). Certificate will state that bulk product was manufactured under GMPs.

X
8.9.7	Perform ID testing for in-coming Nucynta® ER bulk product and release bulk lot for further processing (packaging/labeling)		X
8.9.8	Release labelled and packaged Nucynta® ER and send documents to Depomed.		X
8.9.9	Provide Finished Drug Product Disposition Certificate of the labelled and packaged Nucynta® ER for shipment to the Distributor. NOTE: Halo should not ship without Certificate from Depomed	X
8.9.10	Coordinate shipment of the labelled and packaged Nucynta® ER to Depomed’s Distributor.	X	X
8.9.11	Issue Certificate of Analysis ("COA") and Certificate of Compliance ("COC") or equivalent upon release of Nucynta® IR finished product. COA and COC may be combined in a single document.		X

8.9.12	Release Nucynta® IR finished product lot and send release documentation (CoC and CoA) to Depomed		X
8.9.13	Provide Finished Drug Product Disposition Certificate of the labelled and packaged Nucynta® IR for shipment to the Distributor. NOTE: Halo should not ship without Certificate from Depomed	X

ARTICLE 9 - MISCELLANEOUS

9.1 Amendment.  This Agreement may only be amended or modified by a written instrument executed by both parties hereto.

9.2 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Depomed and Halo and their successors and assigns of all or substantially all of either party's business or assets.  Any change of control of either party shall not affect either party's rights or obligations under this Agreement.  Halo shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Depomed.  Depomed shall be entitled to assign all or any of its rights or obligations under this Agreement to an Affiliate or to a successor entity by way of merger or acquisition upon notice to Halo.

9.3 Severability.  In the event that any one or more of the agreements, provisions or terms contained herein shall be declared invalid, illegal or unenforceable in any respect, the validity of the remaining agreements, provisions or terms contained herein shall in no way be affected, prejudiced or invalidated thereby.

9.4 Entire Agreement.  This Agreement, together with the Exhibits and Appendices hereto, contains the entire agreement between the parties hereto and supersedes any agreements between them with respect to the subject matter hereof.  In case of discrepancies between separate commercial agreement(s) and this Quality Agreement regarding the quality obligations, the quality provisions included in this Quality Agreement shall prevail.

9.5 Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.  Facsimile signatures and electronic images of signatures shall be binding upon the parties.

9.6Debarment.  Each party represents that, to the best of its knowledge, it has not and will not use the services of any persons debarred under 21 U.S.C. §335 (a) or (b).  Each party further represents that neither it nor any of its officers, employees or affiliates have been (i) debarred; (ii) subject to or threatened to be debarred; or (iii) convicted of a felony for which a person can be debarred under 21 U.S.C. §335 (a) or (b).

  Each party represents that it has never been and, to the best of its knowledge, none of its employees, affiliates, or agents has ever been (a) threatened to be debarred or (b) indicted for a crime or otherwise engaged in conduct for which a person can be debarred, under 21 U.S.C. §335 (a) or (b).  Each party will each immediately notify the other party in the event of any such debarment, conviction, threat, or indictment.

9.7 Notices.  Any notices given under this Agreement shall be sent in writing by overnight courier delivery by a reputable service (e.g. FedEx) with an additional copy by facsimile or email, and shall be deemed effective on the date of mailing.  Unless otherwise changed by notice in writing, notices may be served at the following addresses:

To Depomed:	To Halo:
Depomed Inc. 7999 Gateway Blvd., Suite 300 Newark, CA 94560 USA Attn: Gail Stewart Email: gstewart@depomed.com	Halo Pharmaceutical Inc. 30 North Jefferson Road Whippany, NJ 07981 USA Attn: Susan Saffar Email: ssaffar@halopharma.com
With a copy to: Depomed Inc. 7999 Gateway Blvd., Suite 300 Newark, CA 94560 USA Attn: Gerd Kochendoerfer Email: gkochendoerfer@depomed.com	With a copy to: Halo Pharmaceutical Inc. 30 North Jefferson Road Whippany, NJ 07981 USA Attn: Lee Karras Email: lkarras@halopharma.com

9.8English Language.  This Agreement shall be written and executed in the English language.  Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

This Agreement has been reviewed and approved as of the date of the last party’s signature below:

DEPOMED INC.	HALO PHARMACEUTICAL, INC.
By:_________________________________	By:_________________________________
Print Name:__________________________	Print Name:__________________________
Title:_______________________________	Title:_______________________________
Date:_______________________________	Date:_______________________________

APPENDIX A

HALO CONTACTS AND RESPONSIBLE PERSONS

TITLE	INFORMATION
Sr. Director, Audits, Inspections & Supplier Compliance	Name: Susan Saffar Email: ssaffar@halopharma.com Telephone No.: 1-973-428-4676
Sr. Director, Quality Assurance	Name: Margaret Quinn Email: mquinn@halopharma.com Telephone No.: 1-973-428-4026
Director, Quality Control/GMP Labs	Name: Preeti Singh Email: psingh@halopharma.com Telephone No.: 1-973-428-4136

DEPOMED CONTACTS AND RESPONSIBLE PERSONS

TITLE	INFORMATION
Sr. Director, Quality Assurance Sr. Manager, Quality Assurance	Name: Gail Stewart Email: gstewart@depomed.com Telephone No.: 1-510-744-8528 Name: Nina Pizarro-Simpson Email: nsimpson@depomed.com Telephone No.: 1-510-744-8618
Director, Contract Manufacturing Associate Director, Contract Manufacturing	Name: Yolanda Puga Email: ypuga@depomed.com Telephone No.: 1-510-744-8547 Name: Larry Banda Email: lbanda@depomed.com Telephone No.: 1-510-744-8588

Sr. Director, Quality Control and Analytical Development Associate Director, Analytical Development Manager, Quality Control

Name: Paul McGoff

Email: pmcgoff@depomed.com

Telephone No.: 1-510-744-8694

Name: Angela Liu

Email: aliu@depomed.com

Telephone No.: 1-510-744-8537

Name: Sam Ngo

Email: sngo@depomed.com

Telephone No.: 1-510-744-8544

APPENDIX B

PRODUCTS for Manufacture and Packaging/Labeling

Product Description	Code
For Manufacturing and Labeling/Packaging
Nucynta® IR Tablets, 50mg, 100s, 24 Count	TBD
Nucynta® IR Tablets, 75 mg, 100s, 24 Count	TBD
Nucynta® IR Tablets, 100mg, 100s, 24 Count	TBD
Nucynta® IR Tablets, 50mg, HUD (2x5) x 10	TBD
Nucynta® IR Tablets, 75mg, HUD (2x5) x 10	TBD
Nucynta® IR Tablets, 100mg, HUD (2x5) x 10	TBD
For Labeling and Packaging only
Nucynta® ER Tablets, 50mg, 60s x 24 Count	TBD
Nucynta® ER Tablets, 100mg, 60s x 24 Count	TBD
Nucynta® ER Tablets, 150mg, 60s x 24 Count	TBD
Nucynta® ER Tablets, 200mg, 60s x 24 Count	TBD
Nucynta® ER Tablets, 250mg, 60s x 24 Count	TBD

APPENDIX C

HALO APPROVED CONTRACT LABS

CONTRACT LABORATORY	LOCATION	SERVICES
ALCAMI (AAI ANALYTICAL SERVICES)	165 Fieldcrest Avenue Edison, New Jersey 08837	Analytical Services
CONSUMER PRODUCT TESTING COMPANY (CPTC)	70 New Dutch Lane Fairfield, New Jersey 07004	Analytical Services
MARYPAUL LABORATORIES INC.	12 Wilson Drive Sparta, New Jersey 07871	Microbiological Testing
EUROFIN LANCASTER LABORATORIES	2425 New Holland Pike Lancaster, PA 17601	Analytical Services and Microbiological Testing

APPENDIX D

VENDORS – API and EXCIPIENTS

Raw Material Description	Reference Quality Standard	Function	Grade	Approved / Qualified Suppliers
Tapentadol HCL	Non-compendial	API	NA	Noramco
Microcrystalline Cellulose	NF / Ph.Eur.	Diluent	PH-102	FMC
Lactose Monohydrate	NF	Diluent	Impalpable	Foremost Farms
Croscarmellose Sodium	NF / Ph.Eur. / JP	Disintegrant	Ac-Di-Sol	FMC
Povidone	USP / Ph.Eur. / JP	Binder	K29 – K32	ISP / Ashland
Magnesium Stearate (non-bovine)	NF / Ph.Eur.	Lubricant	HyQual 2257	Mallinckrodt, Inc.
Opadry II, Yellow	Non-compendial	Film coating	85F12381	Colorcon, Inc.
Opadry II, Yellow	Non-compendial	Film coating	85F12375	Colorcon, Inc.
Opadry II, Orange	Non-compendial	Film coating	85F13908	Colorcon, Inc.

SCHEDULE G

FORM OF exclusive components purchasing summary

TO:DEPOMED, INC.

FROM:HALO PHARMACEUTICAL, INC.

RE: Exclusive Components Purchasing Summary

This summary is provided pursuant to Section 4.3(b) of the Drug Product Manufacturing Services Agreement dated as of June 6, 2017 (the “Agreement”).  Capitalized terms used in this report have the meanings given to such terms in the Agreement.

PRODUCT:   Nucynta IR

Component #	Description	Unit of Measure	Qty / Annual	Minimum Order Qty	Vendor	Order Comments

SCHEDULE H

List of Territories

•	United States of America and its territories, districts, commonwealths and possessions, including the Commonwealth of Puerto Rico and the District of Columbia
•	Canada and its territories, districts, commonwealths and possessions

Additional countries may be added per Section 14.2 of the Agreement